EXHIBIT 10.1
------------






                            CREDIT AGREEMENT

                                 between


                             LANDAUER, INC.

                                   and


                    LASALLE BANK NATIONAL ASSOCIATION


                             April 13, 2004






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                            TABLE OF CONTENTS


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ARTICLE I   DEFINITIONS AND DETERMINATIONS. . . . . . . . . . . .    1
            1.1    Definitions. . . . . . . . . . . . . . . . . .    1
            1.2    Time Periods . . . . . . . . . . . . . . . . .    8
            1.3    Accounting Terms and Determinations. . . . . .    9
            1.4    References . . . . . . . . . . . . . . . . . .    9
            1.5    Bank's Discretion. . . . . . . . . . . . . . .    9

ARTICLE II  REVOLVING LOAN AND TERMS OF PAYMENT . . . . . . . . .    9
            2.1    Revolving Loan . . . . . . . . . . . . . . . .    9
            2.2    Conditions of Advances of the Revolving Loan .    9
            2.3    Use of Proceeds. . . . . . . . . . . . . . . .   10
            2.4    Interest . . . . . . . . . . . . . . . . . . .   10
            2.5    LIBOR Loans; Euro Loans. . . . . . . . . . . .   11
            2.6    Principal and Interest Payments. . . . . . . .   13
            2.7    Prepayments. . . . . . . . . . . . . . . . . .   13
            2.8    Denomination and Timing of Payments. . . . . .   14
            2.9    Payments after Event of Default. . . . . . . .   14

ARTICLE III CONDITIONS OF INITIAL FUNDING . . . . . . . . . . . .   14
            3.1    Delivery of Documents. . . . . . . . . . . . .   14
            3.2    Searches . . . . . . . . . . . . . . . . . . .   15
            3.3    Opinions of Counsel. . . . . . . . . . . . . .   15
            3.4    Approvals and Consents . . . . . . . . . . . .   15
            3.5    Financial Statements, Reports and Projections.   15
            3.6.   Material Adverse Effect. . . . . . . . . . . .   15

ARTICLE IV  REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . .   15
            4.1    Existence and Power. . . . . . . . . . . . . .   15
            4.2    Authority. . . . . . . . . . . . . . . . . . .   15
            4.3    Subsidiaries . . . . . . . . . . . . . . . . .   15
            4.4    Binding Agreements . . . . . . . . . . . . . .   16
            4.5    Compliance with Laws . . . . . . . . . . . . .   16
            4.6    Permits and Franchises . . . . . . . . . . . .   16
            4.7    Title to Property; Liens . . . . . . . . . . .   16
            4.8    Insurance. . . . . . . . . . . . . . . . . . .   16
            4.9    Financial Statements . . . . . . . . . . . . .   16
            4.10   No Event of Default or Material Adverse Effect   16
            4.11   Litigation . . . . . . . . . . . . . . . . . .   16
            4.12   Defaults in Other Agreements; Consents;
                   Conflicting Agreements . . . . . . . . . . . .   16
            4.13   Taxes. . . . . . . . . . . . . . . . . . . . .   16
            4.14   Environmental Matters. . . . . . . . . . . . .   17
            4.15   Application of Certain Laws and Regulations. .   17
            4.16   Margin Regulations . . . . . . . . . . . . . .   17
            4.17   ERISA Compliance . . . . . . . . . . . . . . .   18
            4.18   Employee Matters . . . . . . . . . . . . . . .   18

ARTICLE V   AFFIRMATIVE COVENANTS . . . . . . . . . . . . . . . .   18
            5.1    Legal Existence; Good Standing . . . . . . . .   18
            5.2    Inspection . . . . . . . . . . . . . . . . . .   18
            5.3    Financial Statements and Other Information . .   19
            5.4    Insurance. . . . . . . . . . . . . . . . . . .   21
            5.5    Environmental Matters. . . . . . . . . . . . .   21
            5.6    Compliance with Laws . . . . . . . . . . . . .   21
            5.7    Taxes and Claims . . . . . . . . . . . . . . .   21
            5.8    Maintenance of Accounts. . . . . . . . . . . .   21
            5.9    Further Assurance. . . . . . . . . . . . . . .   21







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ARTICLE VI  NEGATIVE COVENANTS. . . . . . . . . . . . . . . . . .   22
            6.1    Debt . . . . . . . . . . . . . . . . . . . . .   22
            6.2    Liens. . . . . . . . . . . . . . . . . . . . .   22
            6.3    Negative Pledges . . . . . . . . . . . . . . .   23
            6.4    Mergers, Consolidations and Acquisitions . . .   23
            6.5    Sale or Transfer of Assets . . . . . . . . . .   24
            6.6    Restricted Payments. . . . . . . . . . . . . .   24
            6.7    Fundamental Business Changes; Fiscal Year. . .   24
            6.8    Amendment of Certain Agreements. . . . . . . .   24
            6.9    Transactions with Affiliates . . . . . . . . .   24
            6.10   Minimum Tangible Net Worth . . . . . . . . . .   24

ARTICLE VII DEFAULT AND REMEDIES. . . . . . . . . . . . . . . . .   24
            7.1    Events of Default. . . . . . . . . . . . . . .   24
            7.2    Acceleration of Borrower's Obligations . . . .   26
            7.3    Remedies on Default. . . . . . . . . . . . . .   26
            7.4    Application of Funds . . . . . . . . . . . . .   27
            7.5    Performance of Borrower's Obligations. . . . .   27

ARTICLE VIII       EXPENSES AND INDEMNITY . . . . . . . . . . . .   27
            8.1    Attorney's Fees and Other Fees and Expenses. .   27
            8.2    Indemnity. . . . . . . . . . . . . . . . . . .   28

ARTICLE IX  MISCELLANEOUS . . . . . . . . . . . . . . . . . . . .   29
            9.1    Notices. . . . . . . . . . . . . . . . . . . .   29
            9.2    Survival of Credit Agreement; Indemnities. . .   29
            9.3    Taxes and Fees . . . . . . . . . . . . . . . .   30
            9.4    Severability . . . . . . . . . . . . . . . . .   30
            9.5    Waiver . . . . . . . . . . . . . . . . . . . .   30
            9.6    Modification of Credit Documents . . . . . . .   30
            9.7    Captions . . . . . . . . . . . . . . . . . . .   30
            9.8    Successors and Assigns . . . . . . . . . . . .   30
            9.9    Remedies Cumulative. . . . . . . . . . . . . .   30
            9.10   Entire Agreement; Conflict . . . . . . . . . .   30
            9.11   Applicable Law . . . . . . . . . . . . . . . .   30
            9.12   Jurisdiction and Venue . . . . . . . . . . . .   31
            9.13   Waiver of Right to Jury Trial. . . . . . . . .   31
            9.14   Consequential Damages. . . . . . . . . . . . .   31
            9.15   Counterparts . . . . . . . . . . . . . . . . .   31
            9.16   No Fiduciary Relationship. . . . . . . . . . .   31
            9.17   Sale of Note; Participations . . . . . . . . .   31


























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                     LIST OF EXHIBITS AND SCHEDULES


Exhibit 1.1(A)   -   Form of Compliance Certificate
Exhibit 1.1(B)   -   Form of EURIBOR Election Notice
Exhibit 1.1(C)   -   Form of LIBOR Election Notice
Exhibit 1.1(D)   -   Form of Notice of Borrowing
Exhibit 1.1(E)   -   Form of Revolving Loan Note
Exhibit 1.1(F)   -   Form of Subsidiary Guaranty

Schedule 4.3     -   Subsidiaries
Schedule 6.1     -   Debt
Schedule 6.2     -   Liens

























































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                            CREDIT AGREEMENT
                            ----------------

      This CREDIT AGREEMENT, dated as of April 13, 2004, is between LANDAUER, INC., a Delaware corporation ("Borrower"), and LASALLE BANK NATIONAL ASSOCIATION, a national banking association ("Bank").

                         PRELIMINARY STATEMENT:

      Bank has agreed to extend to Borrower a $25,000,000 unsecured line of credit, available in Dollars or the Equivalent of Dollars in Euros, upon the terms and subject to the conditions set forth herein.

      NOW, THEREFORE, it is hereby agreed as follows:

                                ARTICLE I

                     DEFINITIONS AND DETERMINATIONS
                     ------------------------------

      1.1 DEFINITIONS. As used in this Credit Agreement and in the other Credit Documents, unless otherwise expressly indicated herein or therein, the following terms shall have the following meanings (such meanings to be applicable equally to both the singular and plural forms of the terms defined):

            ACQUIRED DEBT: means mortgage Debt or Debt with respect to Capitalized Leases of a Person existing at the time such Person became a Wholly-Owned Subsidiary of Borrower or assumed by Borrower or a Wholly-Owned Subsidiary of Borrower pursuant to an Acquisition (and not created or incurred in connection with or in anticipation of such Acquisition).

            ACQUISITION: means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (i) the acquisition of all or substantially all of the assets of a Person, or of all or substantially all of any business or division of a Person, (ii) the acquisition of 10% or more of outstanding capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary or entering into a joint venture with another Person, or (iii) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary).

            ADVANCE: means any advance of the Revolving Loan, which advance shall be comprised of a Base Rate Loan, a LIBOR Loan or a Euro Loan.

            AFFILIATE: means, as to any Person (i) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person and (ii) any officer or director of such Person. The term "control" (including the terms "controlling," "controlled by" and "under common control with") of a Person means the having the possession, direct or indirect, of the power to vote 5% or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

            BANK: has the meaning assigned to that term in the Preamble to this Credit Agreement.

            BANKRUPTCY CODE: means the United States Bankruptcy Code and any successor statute thereto, and the rules and regulations issued thereunder, as in effect from time to time.

            BASE RATE: means, at any time, the greater of (i) the Federal Funds Rate plus 0.50% per annum and (ii) the Prime Rate.



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            BASE RATE LOAN:  means a portion of the Principal Balance
      denominated in Dollars which bears interest determined by reference to the Base Rate.

            BASIC FINANCIAL STATEMENTS: has the meaning assigned to that term in subsection 5.3.2.

            BORROWER: has the meaning assigned to that term in the Preamble to this Credit Agreement.

            BORROWER'S OBLIGATIONS: means (i) any and all Debt due or to become due, whether contingent or otherwise, now existing or hereafter arising, of Borrower and its Subsidiaries to Bank pursuant to the terms of this Credit Agreement or any other Credit Document and (ii) the performance of the covenants of Borrower and its Subsidiaries contained in the Credit Documents.

            BUSINESS DAY: means a day of the year on which banks are not required or authorized by law to close in Chicago, Illinois and, if the applicable Business Day relates to any (i) LIBOR Loan, on which dealings are carried on in the London interbank market and banks are open for business in London for trading in Dollar deposits or (ii) Euro Loan, on which dealings are carried on in the London interbank market and banks are open for business in London and in Frankfurt, Germany for trading in Euro deposits.

            CAPITALIZED LEASE: means, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property by such Person that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of such Person.

            CLOSING DATE:  means the date of this Agreement.

            CODE: means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, and the rules and regulations issued thereunder, as in effect from time to time.

            COMPLIANCE CERTIFICATE: means a compliance certificate executed by Borrower in the form of EXHIBIT 1.1(A) attached hereto.

            CREDIT AGREEMENT: means this Credit Agreement and any amendments or supplements hereto.

            CREDIT DOCUMENTS: means this Credit Agreement, the Revolving Loan Note, the Subsidiary Guaranty, each Hedging Agreement between any Credit Party and Bank and such other instruments and documents as Bank reasonably may require in connection with the transactions contemplated by this Credit Agreement.

            CREDIT PARTY: means (i) Borrower, (ii) Homebuyer's Preferred, Inc., Healthy Home Air, Inc., Landauer International LLC and (iii) each of Borrower's Subsidiaries, organized under the laws of the United States or a political subdivision thereof, acquired after the Closing Date (whether or not such after-acquired Subsidiary is a Wholly-Owned Subsidiary of Borrower).















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            DEBT:  means, with respect to any Person, without duplication
      (i) all indebtedness of such Person for borrowed money, whether or not evidenced by bonds, debentures, notes or similar instruments, including all lines of credit, whether or not any amount is outstanding thereunder, (ii) all obligations of such Person as lessee under Capitalized Leases which have been or should be recorded as liabilities on a balance sheet of such Person in accordance with GAAP, (iii) all obligations of such Person to pay the deferred purchase price of property or services (excluding (A) trade accounts payable in the ordinary course of business and (B) deferred contract revenue in the ordinary course of business), (iv) all indebtedness secured by a Lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person, (v) all obligations, contingent or otherwise, with respect to the available face amount of all letters of credit (whether or not drawn) and banker's acceptances issued for the account of such Person, (vi) all Hedging Obligations of such Person, (vii) all Suretyship Liabilities of such Person and (viii) all Debt of any partnership of which such Person is a general partner.

            DEFAULT RATE: means with respect to (i) each Base Rate Loan and all other Borrower's Obligations other than LIBOR Loans and Euro Loans, a per annum rate equal to the Base Rate in effect from time to time plus 2.00% per annum, (ii) each LIBOR Loan, a per annum rate equal to the LIBO Rate applicable thereto plus 3.25% per annum and
      (iii) each Euro Loan, a per annum rate equal to the EURIBO Rate applicable thereto plus 3.25% per annum.

            DEFAULT RATE PERIOD: means a period of time commencing on the date that an Event of Default has occurred and ending on the date that such Event of Default is cured or waived.

            DOLLARS and the sign "$": each mean lawful currency of the United States.

            ENVIRONMENTAL LAWS: means any and all federal, state and local laws that relate to or impose liability or standards of conduct concerning public or occupational health and safety or protection of the environment, as now or hereafter in effect and as have been or hereafter may be amended or reauthorized and all rules, regulations, codes, ordinances and guidance documents promulgated or published thereunder, and the provisions of any licenses, permits, orders and decrees issued pursuant to any of the foregoing.

            EQUIVALENT: means (i) of Dollars in Euros on any date means the equivalent of Dollars in Euros determined by using the quoted spot rate at which Bank's principal office in Chicago, Illinois offers to exchange Dollars for Euros in Chicago, Illinois during United States trading hours (approximately 8:00 a.m. to 5:00 p.m. Eastern Standard Time) on such date as is required pursuant to the terms of this Credit Agreement, and (ii) of Euros in Dollars means the equivalent of Euros in Dollars determined by using the quoted spot rate at which Bank's principal office in Chicago, Illinois offers to exchange such Euros for Dollars in Chicago, Illinois during United States trading hours (approximately 8:00 a.m. to 5:00 p.m. Eastern Standard Time) on such date as is required pursuant to the terms of this Credit Agreement.

            ERISA: means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto, and the rules and regulations issued thereunder, as in effect from time to time.

            ERISA AFFILIATE: means any Person who is a member of a group which is under common control with Borrower, who together with Borrower is treated as a single employer within the meaning of
      Section 414(b), (c) and (m) of the Code.




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            EURIBO RATE:  means, for any Interest Period, a rate of
      interest equal to (i) the per annum rate of interest at which Euro deposits in an amount comparable to the amount of the relevant Euro Loan and for a period equal to the relevant Interest Period are offered in the London interbank market at approximately 11:00 a.m. London time, on the applicable Interest Rate Determination Date, as displayed in the BLOOMBERG FINANCIAL MARKETS system or, if the BLOOMBERG FINANCIAL MARKETS system is not available, the Reuters 3000 Xtra LIBOR page (or another authoritative source selected by Bank in its sole discretion), divided by (ii) a number determined by subtracting from 1.00 the then stated Eurocurrency Rate Reserve Percentage, such rate to remain fixed for such Interest Period, or, if neither the Bloomberg Financial Markets system nor the Reuters Xtra LIBOR page are available the EUROIBO Rate is otherwise determined by Bank from reliable sources chosen by Bank in the exercise of its reasonable discretion. Bank's determination of the EURIBO Rate shall be conclusive, absent manifest error.

            EURIBOR ELECTION NOTICE: a notice by Borrower to Bank to have a portion of the Principal Balance bear interest at a EURIBO Rate, in the form of EXHIBIT 1.1(B).

            EURO: means the lawful currency of the European Union as constituted by the Treaty of Rome which established the European Community, as such treaty may be amended from time to time and as referred to in the EMU legislation.

            EUROCURRENCY RATE RESERVE PERCENTAGE: means, as of any Interest Rate Determination Date with respect to any Interest Period as applied to a LIBOR Loan or a Euro Loan, the then stated maximum reserve percentage for determining reserves required to be maintained by Bank for Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D), such rate to remain fixed for such Interest Period.

            EURO LOAN: means a portion of the Principal Balance denominated in Euros which bears interest determined by reference to a EURIBO Rate.

            EVENT OF DEFAULT: means any of the Events of Default set forth in Section 7.1.

            FEDERAL FUNDS RATE: means, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor publication, "H.15(519)") on the preceding Business Day opposite the caption "Federal Funds (Effective)"; or, if for any relevant day such rate is not so published on any such preceding Business Day, the rate for such day will be the arithmetic mean as determined by Bank of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. New York City time on that day by each of three leading brokers of Federal funds transactions in New York City selected by Bank.

            FISCAL QUARTER: means each three month accounting period of Borrower ending on the last day of December, March, June and September of each year.

            FISCAL YEAR: means each fiscal accounting year of Borrower consisting of twelve months and ending on the last day of September of each year.

            FRENCH ACQUISITION: means the Acquisition by Borrower of the remaining interests in LCIE-Landauer, Ltd. not already owned by Borrower.




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            FUNDING DATE:  means the date of disbursement of any Advance, which shall be a Business Day.

            GAAP: means generally accepted accounting principles in effect from time to time, which shall include but shall not be limited to the official interpretations thereof by the Financial Accounting Standards Board or any successor thereto.

            GERMAN ACQUISITION: means the Acquisition by Borrower of the radiation monitoring business in Nordrhein-Westfalen of Materialprufungsamt.

            GOVERNMENTAL BODY: means any foreign, federal, state, municipal or other government, or any department, commission, board, bureau, agency, public authority or instrumentality thereof or any court or arbitrator.

            HAZARDOUS MATERIALS: means any hazardous, toxic, dangerous or other waste, substance or material defined as such in, regulated by or for purposes of any Environmental Law.

            HEDGING AGREEMENT: means any interest rate, currency or commodity swap agreement, cap agreement or collar agreement, and any other agreement or arrangement designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices.

            HEDGING OBLIGATION: means, as to any Person, any liability of such Person under any Hedging Agreement.

            INCIPIENT DEFAULT: means any event or condition which, with the giving of notice or the lapse of time, or both, would become an Event of Default.

            INTANGIBLE ASSETS: means, with respect to Borrower and its Subsidiaries, goodwill, deferred income taxes, licenses, patents, trademarks, copyrights, and other like intangibles shown on the consolidated balance sheet of Borrower prepared in accordance with GAAP. Notwithstanding the foregoing, it is expressly understood and agreed that investments in joint ventures shall not constitute "Intangible Assets" for purposes of this Credit Agreement.

            INTEREST PERIOD: means a period (i) commencing (A) on the applicable Funding Date, if Borrower prior thereto has elected pursuant to subsection 2.5.1 to have all or a portion of the Advance to be disbursed on such date bear interest from such date at a LIBO Rate or a EURIBO Rate, (B) with respect to the conversion of a Base Rate Loan to a LIBOR Loan or the redenomination of a EURIBO Loan into Dollars and the conversion of such EURIBO Loan to a LIBOR Loan, on the Business Day specified by Borrower in the applicable LIBOR Election Notice and (C) with respect to the continuation as a LIBOR Loan or a Euro Loan of all or a portion of a then existing LIBOR Loan or Euro Loan after the expiration of the Interest Period applicable to such existing LIBOR Loan or Euro Loan, on the last day of the Interest Period applicable to such existing LIBOR Loan or Euro Loan, and (ii) ending one, two, three or six months thereafter, as selected by Borrower in its LIBOR Election Notice or EURIBOR Election Notice; provided, however:

                 (a) if any Interest Period otherwise would end on a day that is not a Business Day, such Interest Period shall end on the next succeeding Business Day, unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;





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                 (b)   any Interest Period that begins on a day for which
            there is no numerically corresponding day in the last month of such Interest Period shall end on the last Business Day of the last month of such Interest Period;

                 (c) Interest Periods for LIBOR Loans and Euro Loans disbursed on the same date shall be of the same duration; and

                 (d) Borrower may not select any Interest Period that ends after the Maturity Date.

            INTEREST RATE DETERMINATION DATE: means the date for determining a LIBO Rate or a EURIBO Rate, which date shall be two Business Days prior to the date of commencement of the applicable Interest Period.

            LIBOR ELECTION NOTICE: a notice by Borrower to Bank to have a portion of the Principal Balance bear interest at a LIBO Rate, in the form of Exhibit 1.1(C).

            LIBOR LOAN: a portion of the Principal Balance denominated in Dollars which bears interest determined by reference to a LIBO Rate.

            LIBO RATE: means, for any Interest Period, a rate of interest equal to (i) the per annum rate of interest at which Dollar deposits in an amount comparable to the amount of the relevant LIBOR Loan and for a period equal to the relevant Interest Period are offered in the London interbank eurodollar market at approximately 11:00 a.m. London time on the applicable Interest Rate Determination Date, as displayed in the BLOOMBERG FINANCIAL MARKETS system (or other authoritative source selected by Bank in its sole discretion), divided by (ii) a number determined by subtracting from 1.00 the then stated Eurocurrency Rate Reserve Percentage, such rate to remain fixed for such Interest Period, or as the LIBO Rate is otherwise determined by Bank in its sole and absolute discretion. Bank's determination of the LIBO Rate shall be conclusive, absent manifest error.

            LIEN: means any mortgage, deed of trust, pledge, assignment, lien, charge, encumbrance or security interest of any kind, or the interest of a vendor or lessor under any conditional sale agreement, Capitalized Lease or other title retention agreement.

            MATERIAL ADVERSE EFFECT: means (i) a material adverse effect upon the business, operations, Property, profits or financial condition of the Credit Parties taken as a whole or upon the validity, enforceability or priority of the Credit Documents or (ii) a material impairment of the ability of Borrower or any other Credit Party to perform its obligations under any Credit Document to which it is a party or of Bank to enforce, against Borrower or any other Credit Party, or to collect, any of Borrower's Obligations.

            MATURITY DATE: means the earlier of (i) April 12, 2005 or (ii) the date on which Borrower's Obligations are accelerated pursuant to this Credit Agreement.

            MULTIEMPLOYER PLAN: means any multiemployer plan as defined pursuant to Section 3(37) of ERISA to which Borrower or any ERISA Affiliate makes, or accrues an obligation to make, contributions, or has made, or been obligated to make, contributions within the preceding six years.

            NET WORTH: means, at any date, the amount which would be set forth opposite the caption "stockholders' equity" on a consolidated balance sheet of Borrower as of such date prepared in accordance with GAAP.

            NOTICE OF BORROWING: means a notice by Borrower to Bank requesting an Advance, substantially in the form of EXHIBIT 1.1(D).


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            PBGC:  means the Pension Benefit Guaranty Corporation or any
      Governmental Body succeeding to the functions thereof.

            PLAN: means an employee benefit plan (as defined in Section 3(3) of ERISA) which Borrower sponsors or maintains or to which Borrower makes or is making, or is obligated to make, contributions and includes and Pension Plan.

            PENSION PLAN: means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Part 3 of Title I of ERISA, Title IV of ERISA, or Section 412 of the Code and which (i) is maintained for employees of Borrower or any ERISA Affiliate, or (ii) has at any time within the preceding six years been maintained for the employees of Borrower or any of its current or former ERISA Affiliates.

            PERMITTED LIENS:  means any Lien permitted to exist under
      Section 6.2.

            PERSON: means any individual, firm, corporation, limited liability company, business enterprise, trust, association, joint venture, partnership, Governmental Body or other entity, whether acting in an individual, fiduciary or other capacity.

            PRIME RATE: means, for any day, the rate of interest in effect for such day as publicly announced from time to time by Bank as its prime rate (whether or not such rate is actually charged by Bank). Any change in the Prime Rate announced by Bank shall take effect at the opening of business on the day specified in the public announcement of such change.

            PRINCIPAL BALANCE: means the unpaid principal balance of the Revolving Loan or any specified portion thereof outstanding from time to time.

            PROPERTY: means all types of real, personal or mixed property and all types of tangible or intangible property.

            REVOLVING LOAN: means the revolving loan made available by Bank to Borrower pursuant to Section 2.1.

            REVOLVING LOAN COMMITMENT: means Twenty-Five Million Dollars ($25,000,000).

            REVOLVING LOAN NOTE: means the promissory note executed by Borrower payable to the order of Bank in the amount of the Revolving Loan Commitment, in the form of EXHIBIT 1.1(E) attached hereto.

            SUBSIDIARY: means, as to any Person, a corporation, partnership, limited liability company or other entity of which such Person and/or its other Subsidiaries own, directly or indirectly, such number of outstanding shares or other ownership interests as have more than 50% of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company or other entity. Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to Subsidiaries of Borrower.

            SUBSIDIARY GUARANTY:  means a guaranty of Borrower's
      Obligations executed by each Credit Party other than Borrower, in the form of EXHIBIT 1.1(F) attached hereto.

            SURETYSHIP LIABILITY: means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to or otherwise to invest in a debtor, or otherwise to assure a creditor against loss) any indebtedness, obligation or other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person. The amount of any Person's obligation in respect of any Suretyship Liability shall (subject to any limitation set forth therein) be deemed to be the principal amount of the debt, obligation or other liability supported thereby.

            TANGIBLE NET WORTH: means at any date, the Net Worth of Borrower at such date after subtracting therefrom the aggregate amount at such date of all Intangible Assets of Borrower.

            TERMINATION EVENT:  means (i) a "Reportable Event" described in
      Section 4043 of ERISA and the regulations issued thereunder; or (ii) the withdrawal of Borrower or any ERISA Affiliate from a Pension Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2); or (iii) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination under
      Section 4041 of ERISA; or (iv) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC; or (v) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; or (vi) the partial or complete withdrawal of Borrower or any ERISA Affiliate from a Multiemployer Plan; or (vii) the imposition of a lien pursuant to Section 412 of the Code or Section 302 of ERISA; or (viii) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Sections 4241 or 4245 of ERISA; or (ix) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by the PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA.

            VOTING STOCK: means capital stock issued by a corporation, or equivalent interest in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

            WHOLLY-OWNED SUBSIDIARY: means as to any Person, another Person all of the shares of capital stock or other ownership interests of which (except directors' qualifying shares) are at the time directly or indirectly owned by such Person and/or another Wholly-Owned Subsidiary of such Person.

      1.2 TIME PERIODS. In this Credit Agreement and the other Credit Documents, in the computation of periods of time from a specified date to a later specified date, (i) the word "from" means "from and including," (ii) the words "to" and "until" each mean "to, but excluding" and (iii) the words "through," "end of" and "expiration" each mean "through and including." Unless otherwise specified, all references in this Credit Agreement and the other Credit Documents to (i) a "month" shall be deemed to refer to a calendar month, (ii) a "quarter" shall be deemed to refer to a calendar quarter and (iii) a "year" shall be deemed to refer to a calendar year.

      1.3 ACCOUNTING TERMS AND DETERMINATIONS. All accounting terms not specifically defined herein shall be construed, all accounting determinations hereunder shall be made and all financial statements required to be delivered pursuant hereto shall be prepared in accordance with GAAP as in effect at the time of such interpretation, determination or preparation, as applicable.

      1.4 REFERENCES. All references in this Credit Agreement to "Article," "Section," "subsection," "subparagraph," "clause" or "Exhibit," unless otherwise indicated, shall be deemed to refer to an Article, Section, subsection, subparagraph, clause or Exhibit, as applicable, of this Credit Agreement.

      1.5 BANK'S DISCRETION. Whenever the terms "satisfactory to Bank," "determined by Bank," "acceptable to Bank," "Bank shall elect," "Bank shall request," "at the option or election of Bank," or similar terms are used in the Credit Documents, except as otherwise specifically provided therein, such terms shall mean satisfactory to, at the election or option of, determined by, acceptable to or requested by Bank, in its sole and unlimited discretion.


                               ARTICLE II

                   REVOLVING LOAN AND TERMS OF PAYMENT
                   -----------------------------------

      2.1 REVOLVING LOAN. Upon the terms and subject to the conditions herein set forth, Bank agrees to make Advances to Borrower from time to time from the Closing Date to the Maturity Date; provided that Bank shall not be obligated to make any Advance if, after giving effect to such Advance, the Principal Balance (based in respect of any Euro Loans on the Equivalent in Dollars determined on the date of delivery of the applicable Notice of Borrowing) would exceed the Revolving Loan Commitment then in effect. Each Advance denominated in Dollars shall be either a Base Rate Loan or a LIBOR Loan, and each Advance denominated in Euros shall be a Euro Loan. The Revolving Loan shall be evidenced by the Revolving Loan Note. Subject to the conditions set forth in this Credit Agreement, Borrower from time to time may reborrow all or any portion of any Advance which is repaid or prepaid.

      2.2   CONDITIONS OF ADVANCES OF THE REVOLVING LOAN.   The obligation
of Bank to disburse any Advance of the Revolving Loan is subject to the satisfaction of the following conditions precedent:

            (a) each (i) Base Rate Loan shall be in a minimum amount of $100,000, (ii) LIBOR Loan shall be in an amount not less than $500,000 or integral multiples of $100,000 in excess thereof and
      (iii) each Euro Loan shall be in an amount not less than the Equivalent in Euros of $500,000 or integral multiples of the Equivalent in Euros of $100,000 in excess thereof;

            (b) Bank shall have received a Notice of Borrowing from Borrower with respect to such Advance, by facsimile transmission to LaSalle Bank National Association, 135 S. LaSalle Street, Suite 1125, Chicago, Illinois, 60603, Telecopy No.: (312) 904-6150, Attention:
      Scott Carbon, no later than: 2:00 p.m., Chicago time on the (i) Funding Date of such Advance in the case of an Advance consisting of a Base Rate Loan and (ii) 11:00 a.m. Chicago time on the second Business Day prior to the Funding Date of such Advance in the case of an Advance consisting of a LIBOR Loan or a Euro Loan;

            (c) if such Advance is to be a LIBOR Loan or a Euro Loan, such Notice of Borrowing shall be accompanied by a LIBOR Election Notice or a EURIBOR Election Notice, as applicable, specifying the initial Interest Period for such Advance (it being understood that each LIBOR Loan shall be denominated in Dollars and each Euro Loan shall be denominated in Euros);

            (d) no Event of Default or Incipient Default shall exist or would be created by the making of any such Advance; and

            (e) on the applicable Funding Date the representations and warranties of each Credit Party set forth in the Credit Documents to which such Credit Party is a party shall be true and correct in all material respects when made and on such Funding Date, except to the extent that any such representations and warranties expressly relate to an earlier date.

Each request for an Advance hereunder shall constitute a representation and warranty by Borrower that, as of the date of such request and as of the applicable Funding Date, that the conditions in this Section 2.2 are satisfied.

      2.3 USE OF PROCEEDS. The proceeds of the Revolving Loan shall be used for working capital and other general corporate purposes and for Acquisitions permitted under this Credit Agreement.

      2.4   INTEREST.

            2.4.1INTEREST RATE. Each Base Rate Loan shall bear interest at the Base Rate in effect from time to time, each LIBOR Loan shall bear interest at the applicable LIBO Rate plus 1.25% per annum and each Euro Loan shall bear interest at the applicable EURIBOR Rate plus 1.25% per annum; provided, however, that during a Default Rate Period Borrower's Obligations shall bear interest at the applicable Default Rate.

            2.4.2INTEREST COMPUTATION. Interest shall be computed on the basis of a year consisting of 360 days and charged for the actual number of days during the period for which interest is being charged. In computing interest, the Funding Date shall be included and the date of payment shall be excluded.

            2.4.3MAXIMUM INTEREST. Bank and Borrower intend this Credit Agreement to comply in all respects with all provisions of law and not to violate, in any way, any legal limitations on interest and other charges. Accordingly, if, for any reason, Borrower is required to pay, or has paid, interest on the Principal Balance or other charges at a rate in excess of the highest rate of interest and other charges which may be charged by Bank or which Borrower legally may contract to pay under applicable law (the "Maximum Rate"), then the interest and other charges payable hereunder shall be deemed to be reduced, automatically and immediately, to the Maximum Rate, the interest and other charges payable hereunder shall be computed and paid at the Maximum Rate and the portion of all prior payments of interest or other charges in excess of the Maximum Rate shall be deemed to have been payments in reduction of the Principal Balance.

            2.4.4INCREASED COSTS.  If, after the Closing Date, either
      (i) any change in or in the interpretation of any law or regulation is introduced, including, without limitation, with respect to reserve requirements applicable to Bank (other than reserves included in the Eurocurrency Rate Reserve Percentage), (ii) Bank complies with any future guideline or request from any central bank or other Governmental Body proposed or promulgated after the Closing Date or
      (iii) Bank determines that the adoption of any applicable law, rule or regulation regarding capital adequacy or any change therein, or any change in the interpretation or administration thereof by any Governmental Body, central bank or comparable agency charged with the interpretation or administration thereof announced after the Closing Date has or would have the effect described below, or Bank complies with any request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Body, central bank or comparable agency announced after the Closing Date and in case of any event set forth in this clause (iii), such adoption, change or compliance has or would have the direct or indirect effect of reducing the rate of return on any of Bank's capital as a consequence of its obligations hereunder to a level below that which Bank could have achieved but for such adoption, change or compliance (taking into consideration Bank's policies with respect to capital adequacy) by an amount deemed by Bank to be material, and any of the foregoing events described in clauses (i), (ii) or (iii) increases the cost to Bank of funding or maintaining the Revolving Loan or the Commitment or reduces the amount receivable in respect thereof by Bank, then upon demand by Bank made at any time within 180 days after the date on which an officer of Bank responsible for overseeing this Credit Agreement knows or has reason to know of its right to additional compensation under this Section 2.4.4, Borrower shall pay to Bank additional amounts sufficient to reimburse Bank against such increase in cost or reduction in amount receivable; provided, however, the if Bank fails to deliver such demand within such 180 day period, Bank shall only be entitled to additional compensation for any such costs incurred from and after the date that is 180 days prior to the date Borrower receives such demand. A certificate as to the amount of such increased cost, and setting forth in reasonable detail the calculation thereof, shall be submitted to Borrower by Bank, and shall be conclusive absent manifest error. Bank will promptly notify Borrower of any event of which it has knowledge that would entitle Bank to additional compensation under this subsection
      2.4.4. Bank shall not request any additional compensation under this subsection 2.4.4 unless it is generally making similar requests of other borrowers similarly situated, and Bank agrees to use a reasonable basis for calculating amounts allocable to its Commitment hereunder.

      2.5   LIBOR LOANS; EURO LOANS.

            2.5.1ELECTION BY BORROWER. Subject to the provisions of subsection 2.5.2 and provided no Event of Default then exists, Borrower from time to time may elect to have each LIBOR Loan requested by Borrower bear and, upon the expiration of the Interest Period applicable thereto, continue to bear, interest at a LIBO Rate, and each Euro Loan requested by Borrower bear and, upon the expiration of the Interest Period applicable thereto, continue to bear, interest at a EURIBO Rate. Each such election shall be exercised by delivery of a LIBOR Election Notice or EURIBOR Election Notice, as applicable, to Bank by facsimile transmission to LaSalle Bank National Association, 135 S. LaSalle Street, Suite 1125, Chicago, Illinois, 60603, Telecopy No.: (312) 904-6150, Attention:
      Scott Carbon, not later than 11:00 a.m., Chicago time on the second Business Day prior to the commencement of the applicable Interest Period. Bank shall determine (which determination shall, absent manifest error, be presumptively correct) the LIBO Rate applicable to the relevant LIBOR Loan or the EURIBO Rate applicable to the relevant Euro Loan on the applicable Interest Rate Determination Date and promptly shall give notice thereof to Borrower. Bank shall have the right without further confirmation to assume that any LIBOR Election Notice or EURIBOR Election Notice received by Bank has been given by a person duly authorized to act on behalf of Borrower. Each LIBOR Election Notice and each EURIBOR Election Notice received by Bank shall be irrevocable. Upon the expiration of an Interest Period (i) the applicable LIBOR Loan shall be converted to and become a Base Rate Loan unless such LIBOR Loan has been continued as a LIBOR Loan in accordance with this subsection 2.5.1 and (ii) unless such Euro Loan has been continued as a Euro Loan in accordance with this subsection 2.5.1, the applicable Euro Loan shall be redenominated into an Equivalent amount of Dollars and converted to and become a Base Rate Loan or, if Borrower has given a LIBOR Election Notice with respect thereto in accordance with this subsection 2.4.1, a LIBOR Loan. If Borrower delivers a LIBOR Election Notice or a EURIBOR Election Notice to Bank and thereafter withdraws such election before it becomes effective, Borrower shall reimburse Bank on demand for the amount of any loss, cost and/or expense incurred by Bank as a result of Bank's reliance on such notice, including without limitation, any loss, cost or expense resulting from Bank's contractual obligations in connection with the applicable Dollar or Euro deposits.

            2.5.2LIBOR LOAN AND EURO LOAN LIMITATIONS. At no time shall the aggregate number of LIBOR Loans and Euro Loans outstanding exceed five (5).

            2.5.3DEPOSITS UNAVAILABLE OR INTEREST RATE UNASCERTAINABLE.
      If prior to the commencement of any Interest Period Bank determines that Dollar or Euro deposits, as applicable, of the relevant amount for the relevant Interest Period are not available in the London interbank market or the rate at which such Dollar or Euro deposits are being offered will not adequately and fairly reflect the cost to Bank of maintaining a LIBO Rate or a EURIBO Rate, as applicable, for such Interest Period, or that by reason of circumstances affecting such market, adequate and reasonable means do not exist for ascertaining the LIBO Rate or the EURIBO Rate applicable to such Interest Period, Bank promptly shall give notice of such determination to Borrower and any LIBOR Election Notice or EURIBOR Election Notice previously given by Borrower which has not yet become effective shall be deemed to be canceled.

            2.5.4TAX AND OTHER LAWS. In the event that by reason of any law, regulation or requirement or interpretation thereof by any Governmental Body, or the imposition of any requirement of any such Governmental Body, whether or not having the force of law, including the imposition of any reserve and/or special deposit requirement (other than reserves included in the Eurocurrency Rate Reserve Percentage), Bank shall be subjected to any tax, levy, impost, charge, fee, duty, deduction or withholding of any kind whatsoever (other than any tax imposed upon the total net income of Bank) and if any such measures or any other similar measure shall result in an increase in the cost to Bank of maintaining any LIBOR Loan or Euro Loan or in a reduction in the amount of principal or interest receivable by Bank in respect thereof, then Borrower shall pay to Bank within ten (10) days after receipt of a notice from Bank (which notice shall be accompanied by a statement in reasonable detail setting forth the basis for the calculation thereof, which calculation, in the absence of manifest error, shall be conclusive and binding, and a copy of such notice concurrently therewith shall be delivered to Bank), an amount equal to such increased cost or reduced amount. At any time after receipt of such notice Borrower may convert all LIBOR Loans and/or Euro Loans to Base Rate Loans, and such conversion shall be effective two (2) Business Days after Bank has received notice from Borrower of such conversion.

            2.5.5CHANGES IN LAW RENDERING LIBOR LOANS OR EURIBOR UNLAWFUL. If at any time any law, treaty or regulation, or any interpretation thereof by any Governmental Body shall make it unlawful for Bank to fund or maintain its share of any LIBOR Loan or Euro Loan with monies obtained in the London interbank market, Bank, upon the occurrence of such event, shall notify Borrower thereof and thereupon the (i) right of Borrower to make any election under subsection 2.5.1 shall be suspended for the duration of such illegality and (ii) if required by such law, regulation or interpretation, on such date as shall be specified in such notice all Interest Periods then in effect with respect to Bank shall be terminated, and thereafter all LIBOR Loans and Euro Loans shall be deemed converted to Base Rate Loans.

            2.5.6INDEMNITY. In addition to any other payments payable by Borrower to Bank pursuant to the Credit Documents, Borrower shall indemnify and reimburse Bank on demand for any loss or expense which Bank may sustain as a consequence of any prepayment of any LIBOR Loan or Euro Loan prior to the expiration of the Interest Period applicable thereto and/or any failure by Borrower to borrow the amount set forth in any LIBOR Election Notice or EURIBOR Election Notice on the date specified therefor.

      2.6   PRINCIPAL AND INTEREST PAYMENTS.

            2.6.1INTEREST. Interest on (i) each Base Rate Loan shall be payable quarterly in arrears on the first Business Day of each quarter and (ii) each LIBOR Loan and each Euro Loan shall be payable on the last day of the Interest Period applicable thereto and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period.

            2.6.2PRINCIPAL. The Principal Balance of the Revolving Loan together with all other sums which then are due and payable pursuant to the terms of the Credit Documents, shall be due and payable in full on the Maturity Date.

      2.7   PREPAYMENTS.

            2.7.1OPTIONAL PREPAYMENTS. Upon notice from Borrower to Bank at least one Business Day prior to the date of such prepayment in the case of LIBOR Loans and Euro Loans, and not later than 11:00 a.m. Chicago time on the date of such prepayment in the case of Base Rate Loans, which notice shall state the prepayment date and the aggregate principal amount of the Advance to be prepaid, Borrower may prepay any Advance in whole or in part provided that (i) each partial prepayment shall be in an aggregate principal amount of at least $100,000 in the case of Advances denominated in Dollars and the Equivalent in Euros of at least $100,000 in the case of Advances denominated in Euros; (ii) each such prepayment shall be accompanied by payment of accrued interest to the date of such prepayment on the principal amount prepaid and (iii) in the event of any prepayment of any LIBOR Loan or Euro Loan, Borrower shall be obligated to reimburse Bank in respect thereof pursuant to subsection 2.5.6.

            2.7.2MANDATORY PREPAYMENTS. If Bank notifies Borrower at any time that the sum of (i) the aggregate principal amount of all Advances denominated in Dollars then outstanding plus (ii) the Equivalent in Dollars (both (i) and (ii) determined on the third Business Day prior to such interest payment date) of the aggregate principal amount of all Advances denominated in Euros then outstanding exceeds the Commitment on such date, Borrower shall, within two Business Days after receipt of such notice, prepay the outstanding principal amount of any Advances owing by the Borrowers in an aggregate amount sufficient to reduce such sum after such payment to an amount not to exceed the Commitment. Each prepayment made pursuant to this subsection 2.7.2 shall be made together with any interest accrued to the date of such prepayment on the principal amounts prepaid and, in the case of any prepayment of a LIBOR Loan or Euro Loan on a date other than the last day of an Interest Period or at its maturity, any additional amounts which Borrower shall be obligated to reimburse to Bank in respect thereof pursuant to subsection 2.5.6.

      2.8   DENOMINATION AND TIMING OF PAYMENTS.

            2.8.1DENOMINATION OF PAYMENTS. Borrower shall make each payment hereunder, except with respect to Euro Loans, not later than 11:00 a.m. Chicago time on the day when due in Dollars to Bank, at such place as Bank from time to time may direct Borrower, in same day funds and without deduction, set off or counterclaim. Borrower shall make each payment hereunder with respect to principal of, interest on, and other amounts relating to, Euro Loans not later than 11:00 a.m. on the day when due in Euros to Bank, at such place as Bank from time to time may direct Borrower, in same day funds and without deduction, set off or counterclaim.

            2.8.2DUE DATES. Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest, provided, however, that if such extension would cause payment of interest on or principal of LIBOR Loans or Euro Loans to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

            2.8.3DEBIT OF ACCOUNT. Bank may debit from Borrower's operating account maintained at Bank all payments to be made pursuant to the Credit Documents by Borrower to Bank.

      2.9 PAYMENTS AFTER EVENT OF DEFAULT. All payments received by Bank during the existence of an Event of Default shall be applied in accordance with Section 7.4.


                               ARTICLE III

                      CONDITIONS OF INITIAL FUNDING
                      -----------------------------

      The obligation of Bank to disburse the initial Advance shall be subject to the satisfaction or waiver of the conditions to each Advance set forth in Section 2.2 and the satisfaction of all of the following conditions in a manner, form and substance satisfactory to Bank:

      3.1 DELIVERY OF DOCUMENTS. The following shall have been delivered to Bank, each duly authorized and executed, where applicable, and in form and substance satisfactory to Bank:

            (a)  the Credit Documents;

            (b) a certificate of good standing or similar certification for each Credit Party from the respective states in which each such Person is organized and from all states in which the laws thereof require any such Person to be licensed and/or qualified to do business, in each case dated not more than 30 days prior to the Closing Date;

            (c) copies of the articles or certificate of incorporation or formation or similar governing document for each Credit Party, certified by the Secretary of State of the state of organization, or applicable Governmental Body of the country of organization, of such Person, together with all effective and proposed amendments thereto;

            (d) copies of the by-laws or similar governing document of each Credit Party and of resolutions adopted by the board of directors or similar governing body of each Credit Party pursuant to applicable laws authorizing the execution and delivery of the Credit Documents to which such Person is a party and the consummation of the transactions contemplated therein, certified by a duly authorized officer of such Credit Party;

            (e)  signature and incumbency certificates for each Credit
      Party;

            (f) evidence satisfactory to Bank that all insurance coverage required pursuant to Section 5.4 is in full force and effect and all premiums then due thereon have been paid in full; and

            (g) such other instruments, documents, certificates, consents, waivers and opinions as Bank reasonably may request.

      3.2 SEARCHES. No Lien shall exist on any of Borrower's Property other than Permitted Liens, and Bank shall have received such UCC, state and federal tax lien, pending suit, judgment and other searches as Bank deems necessary to confirm the foregoing.

      3.3 OPINIONS OF COUNSEL. Bank shall have received an opinion letter dated the Closing Date from Borrower's counsel, addressed to Bank, in such form and covering such matters as Bank reasonably may require.

      3.4 APPROVALS AND CONSENTS. Bank shall have received evidence reasonably satisfactory to it that the approval or consent shall have been obtained from all Governmental Bodies and all other Persons whose approval or consent is required to enable each Credit Party to enter into and perform their respective obligations under the Credit Documents to which each such Person is a party.

      3.5 FINANCIAL STATEMENTS, REPORTS AND PROJECTIONS. Bank shall have received and found satisfactory such financial reports, projections and other information with respect to Borrower and its Subsidiaries as Bank shall request.

      3.6 MATERIAL ADVERSE EFFECT. No event shall have occurred since December 31, 2003 which has had or could reasonably be expected to have a Material Adverse Effect, and no laws, statute, rule, regulation, order or decree shall be in effect or proceedings pending which prevent or enjoin the disbursement of the initial Advance.


                               ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES
                     ------------------------------

      Borrower represents and warrants to Bank as follows:

      4.1 EXISTENCE AND POWER. Each Credit Party is a corporation duly formed and validly existing under the laws of the jurisdiction of its incorporation. Each Credit Party is in good standing under the laws of each other jurisdiction in which the failure to be in good standing could reasonably be expected to have a Material Adverse Effect. Each Credit Party has all requisite power and authority to own its Property and to carry on its business as now conducted and as proposed to be conducted following the Closing Date.

      4.2 AUTHORITY. Each Credit Party has full power and authority to enter into, execute, deliver and carry out the terms of the Credit Documents to which it is a party and to incur the obligations provided for therein, all of which have been duly authorized by all proper and necessary action and, if applicable, are not prohibited by the organizational instruments of such Credit Party.

      4.3 SUBSIDIARIES. There is set forth on SCHEDULE 4.3 a list of all Subsidiaries of Borrower as of the Closing Date, showing the name, type of entity and the jurisdiction of formation of each such Subsidiary and the ownership interest of Borrower in each such Subsidiary.

      4.4 BINDING AGREEMENTS. This Credit Agreement and the other Credit Documents, when executed and delivered, will constitute the valid and legally binding obligations of each Credit Party to the extent such Credit Party is a party thereto, enforceable against such Credit Party in accordance with their respective terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect affecting the enforcement of creditors' rights generally and (ii) equitable principles (whether or not any action to enforce such document is brought at law or in equity).

      4.5 COMPLIANCE WITH LAWS. Each Credit Party is in compliance with all applicable statutes and regulations, and all judgments, orders, writs, injunctions, decrees and decisions, of all Governmental Bodies (including Environmental Laws), except to the extent the failure to be in compliance could not reasonably be expected to have a Material Adverse Effect.

      4.6 PERMITS AND FRANCHISES. The Credit Parties collectively own, possess or have the right to use all permits, memberships, franchises, contracts, licenses, patents, trademarks, service marks, trade names, copyrights, franchises and rights with respect thereto which are necessary for the conduct of the business proposed to be conducted by Borrower after the Closing Date, without any known conflict with the rights of others.

      4.7 TITLE TO PROPERTY; LIENS. Each Credit Party owns all of its Property, except the portion thereof that it leases. All of such Property is free and clear of all Liens, except Permitted Liens.

      4.8 INSURANCE. The properties and business of each Credit Party are insured with financially sound and reputable insurance companies in such amounts, with such deductibles and covering such risks as are customarily carried by Persons engaged in similar businesses and owning similar properties in localities in which such Credit Party operates.

      4.9 FINANCIAL STATEMENTS. All financial statements and other information submitted by Borrower to Bank (i) in the case of financial statements, have been prepared in conformity with GAAP and present fairly in all material respects the results of operations of the Borrower for the periods covered thereby and the financial condition of the Borrower as of the dates indicated therein and (ii) are true and correct in all material respects and complete insofar as necessary to give Bank true and accurate knowledge of the subject matter thereof.

      4.10 NO EVENT OF DEFAULT OR MATERIAL ADVERSE EFFECT. There exists no Incipient Default or Event of Default. Since December 31, 2003 no event has occurred which could reasonably be expected to have a Material Adverse Effect.

      4.11 LITIGATION. There are no actions, suits, arbitration proceedings and claims pending or, to the best knowledge of Borrower, threatened against any Credit Party, at law or in equity or before any Governmental Body which (i) could reasonably be expected to be adversely determined and (ii) if adversely determined could reasonably be expected to have a Material Adverse Effect.

      4.12  DEFAULTS IN OTHER AGREEMENTS; CONSENTS; CONFLICTING AGREEMENTS.

No Credit Party is in default under any agreement to which it is a party or by which it or any of its Property is bound, the effect of which default could reasonably be expected to have a Material Adverse Effect. No authorization, consent, approval or other action by, and no notice to or filing with, any Governmental Body or any other Person which has not already been obtained, taken or filed, as applicable, is required (i) for the due execution, delivery or performance by any Credit Party of any of the Credit Documents to which it is a party or (ii) as a condition to the validity or enforceability of any of the Credit Documents to which any Credit Party is a party. No provision of any mortgage, indenture, contract, agreement, statute, rule, regulation, judgment, decree or order binding on any Credit Party or affecting its Property conflicts with, or requires any consent which has not already been obtained under, or would in any way prevent the execution, delivery or performance of the terms of any of the Credit Documents. The execution, delivery and performance of the terms of the Credit Documents will not constitute a default under, or result in the creation or imposition of, or obligation to create, any Lien upon the Property of any Credit Party pursuant to the terms of any such mortgage, indenture, contract or agreement.

      4.13 TAXES. Each Credit Party has filed all tax returns required to be filed, and has paid, or made adequate provision for payment of, all taxes shown to be due and payable on such returns or in any assessments made against it, and no tax liens have been filed and, to the best knowledge of Borrower, no claims are being asserted in respect of such taxes which are required by GAAP to be reflected in the financial statements of any Credit Party and are not so reflected therein. The charges, accruals and reserves on the books of each Credit Party with respect to all federal, state, local and other taxes are considered by the management of Borrower to be adequate, and Borrower does not know of any unpaid assessment which is or might be due and payable by any Credit Party or create a Lien against any Property of any Credit Party, except such assessments as are being contested in good faith and by appropriate proceedings diligently conducted, and for which adequate reserves have been set aside in accordance with GAAP. None of the tax returns of Borrower are under audit.

      4.14 ENVIRONMENTAL MATTERS. Each Credit Party is in compliance in all material respects with all applicable Environmental Laws. There has been no disposal of Hazardous Substances from, nor any release or threatened release of Hazardous Substances at or from, any property of any Credit Party in violation of or in any matter which could give rise to material liability under any Environmental Laws. No Credit Party has received or is aware of any material claim or notice of material violation regarding environmental matters or compliance with Environmental Laws with regard to the properties or operations of any Credit Party, nor does Borrower have knowledge or reason to believe any such action is being contemplated, considered or threatened.

      4.15 APPLICATION OF CERTAIN LAWS AND REGULATIONS. Borrower is not and no Affiliate of Borrower is (i) an "investment company," or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended or (ii) a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," as such terms are defined in the Public Utility Company act of 1935, as amended.

      4.16 MARGIN REGULATIONS. None of the transactions contemplated by this Credit Agreement or any of the other Instruments, including the use of the proceeds of the Revolving Loan, will violate or result in a violation of Section 7 of the Securities Exchange Act of 1934, as amended, or any regulations issued pursuant thereto, including, without limitation, Regulation T, U and X.

      4.17 ERISA COMPLIANCE. Except as specifically disclosed in writing to Bank prior to the Closing Date: (i) each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and all federal or state laws; (ii) there are no pending, or to the best knowledge of Borrower, threatened, claims, actions or lawsuits, or action by any Governmental Body, with respect to any Plan which as resulted or could reasonably be expected to result in a Material Adverse Effect; (iii) there has been no prohibited transaction or other violation of the fiduciary responsibilities with respect to any Plan which could reasonably be expected to result in a Material Adverse Effect; (iv) each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service and to the best knowledge of Borrower nothing has occurred which would cause the loss of such qualification; (v) as of the Closing Date, neither Borrower nor any ERISA Affiliate maintains or contributes to any Pension Plan or other Plan subject to Section 412 of the Code and (vi) neither Borrower or any entity under common control with Borrower in the preceding sentence has ever contributed to any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA.

      4.18 EMPLOYEE MATTERS. There are no strikes, slowdowns, work stoppages, unfair labor practice complaints, grievances, arbitration proceedings or controversies pending or, to the best knowledge of Borrower, threatened against any Credit Party by any of any Credit Party's employees, other than employee grievances or controversies arising in the ordinary course of business that in the aggregate could not reasonably be expected to have a Material Adverse Effect. No Credit Party and, to Borrower's best knowledge, no employee of any Credit Party, is subject to any employment agreement or non-competition agreement with any former employer or any other Person which agreement could reasonably be expected to have a Material Adverse Effect due to (i) any information which Borrower would be prohibited from using under the terms of such agreement or (ii) any legal considerations relating to unfair competition, trade secrets or proprietary information.


                                ARTICLE V

                          AFFIRMATIVE COVENANTS
                          ---------------------

      Until all of Borrower's Obligations are paid and performed in full Borrower agrees that it will, and will cause each of its Subsidiaries to, comply with each of the following covenants:

      5.1 LEGAL EXISTENCE; GOOD STANDING. Borrower shall, and shall cause each of its Subsidiaries to, maintain its existence and its good standing in the jurisdiction of its formation and maintain its qualification to transact business in each jurisdiction in which the failure so to qualify could reasonably be expected to have a Material Adverse Effect; PROVIDED, HOWEVER, that nothing in this Section 5.1 shall prohibit the dissolution, sale, transfer or other disposition of any Subsidiary that is not otherwise prohibited by this Agreement.

      5.2 INSPECTION. Borrower shall, and shall cause each of its Subsidiaries to, permit representatives of Bank, upon reasonable notice, during business hours and up to four times in each calendar year, to (i) visit its offices, (ii) examine its books and records and Accountants' reports relating thereto, (iii) make copies or extracts therefrom, (iv) discuss its affairs with its employees, (v) examine and inspect its Property and (vi) meet and discuss its affairs with its accountants, and such accountants, as a condition to their retention by Borrower, are hereby irrevocably authorized by Borrower to fully discuss and disclose all such affairs with Bank.

      5.3 FINANCIAL STATEMENTS AND OTHER INFORMATION. Borrower shall, and shall cause each of its Subsidiaries to, maintain a system of accounting in accordance with GAAP and furnish to Bank:

            5.3.1QUARTERLY STATEMENTS. As soon as available and in any event within 45 days after the close of each Fiscal Quarter:

                 (a) the consolidated balance sheet of Borrower as of the end of such Fiscal Quarter, and

                 (b) the consolidated statements of operations and cash flows of Borrower for such Fiscal Quarter, and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding period in the preceding Fiscal Year, all in reasonable detail and consistent with the 10-Q reports filed by Borrower with the Securities and Exchange Commission, and certified as complete and correct, subject to normal year-end adjustments, by the chief financial officer of Borrower.

            5.3.2ANNUAL STATEMENTS. As soon as available and in any event within 90 days after the close of each Fiscal Year:

                 (a) the consolidated balance sheet of Borrower as of the end of such Fiscal Year and the statements of operations, cash flows and shareholders' equity (collectively, the "Basic Financial Statements" ) of Borrower for such Fiscal Year setting forth in each case in comparative form the corresponding figures for the preceding Fiscal Year and consistent with the 10-K reports filed by Borrower with the Securities and Exchange Commission, and

                 (b) an opinion of an independent certified public accounting firm selected by Borrower and reasonably satisfactory to Bank which shall accompany the Basic Financial Statements which opinion shall be unqualified as to going concern and scope of audit, stating that (i) the examination by such accounting firm in connection with such Basic Financial Statements has been made in accordance with generally accepted auditing standards, (ii) such Basic Financial Statements have been prepared in conformity with GAAP and in a manner consistent with prior periods, and (iii) such Basic Financial Statements fairly present in all material respects the financial position and results of operations of Borrower.

            5.3.3COMPLIANCE CERTIFICATE. As soon as available and in any event within 45 days after the close of each Fiscal Quarter, a Compliance Certificate as of the end of such Fiscal Quarter.

            5.3.4AUDIT REPORTS. Promptly upon receipt thereof, a copy of each report, other than the reports referred to in subsection 5.3.2, including any so-called "Management Letter" or similar report, submitted to Borrower by the Accountants in connection with any annual, interim or special audit made by the Accountants of the books of Borrower.

            5.3.5NOTICE OF DEFAULTS; LOSS.  Prompt written notice if:
      (i) any Debt of any Credit Party in a principal amount in excess of $500,000 is declared or shall become due and payable prior to its declared or stated maturity, or called and not paid when due, (ii) an event has occurred that enables the holder of any note, or other evidence of such Debt, certificate or security evidencing any such Debt of Borrower to declare such Debt due and payable prior to its stated maturity, (iii) there shall occur and be continuing an Event of Default, accompanied by a statement setting forth what action Borrower proposes to take in respect thereof, or (iv) any event shall occur which has had or could reasonably be expected to have a Material Adverse Effect, including the amount of the estimated amount of any loss or adverse effect.

            5.3.6NOTICE OF SUITS; ADVERSE EVENTS. Prompt written notice of: (i) any citation, summons, subpoena, order to show cause or other order naming Borrower a party to any proceeding before any Governmental Body which could reasonably be expected to have a Material Adverse Effect, including with such notice a copy of such citation, summons, subpoena, order to show cause or other order, (ii) any lapse or other termination of any license, permit, franchise, agreement or other authorization issued to any Borrower by any Governmental Body or any other Person that is material to the operation of the business of Borrower, (iii) any refusal by any Governmental Body or any other Person to renew or extend any such license, permit, franchise, agreement or other authorization and (iv) any dispute between Borrower and any Governmental Body or any other Person, which lapse, termination, refusal or dispute referred to in clauses (ii) and (iii) above or in this clause (iv) could reasonably be expected to have a Material Adverse Effect.

            5.3.7REPORTS TO SHAREHOLDERS, CREDITORS AND GOVERNMENTAL
      BODIES.

            (a) Promptly upon becoming available, copies of all financial statements and periodic reports sent by Borrower to its shareholders, of all regular and periodic reports and all registration statements and prospectuses filed by Borrower with any securities exchange or with the Securities and Exchange Commission or any Governmental Body succeeding to any of its functions, and of all statements generally made available by Borrower concerning material developments in the business of Borrower.

            (b) Promptly upon becoming available, copies of any periodic or special reports filed by Borrower with any Governmental Body or Person, if such reports indicate any material change in the business, operations, affairs or condition of Borrower, or if copies thereof are requested by Bank, and copies of any material notices and other communications from any Governmental Body or Person which specifically relate to Borrower.

            5.3.8ERISA NOTICES AND REQUESTS. If and when Borrower or any ERISA Affiliate is required to give notice to the PBGC of any "reportable event" (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC.

            5.3.9OTHER INFORMATION. Promptly upon request therefor, such other information and reports relating to the past, present or future financial condition, operations, plans and projections of Borrower as Bank reasonably may request from time to time.

      5.4 INSURANCE. Borrower shall maintain in full force and effect such property, casualty and liability insurance as may be required by law and as may be customarily maintained by a similarly situated business, all of which shall be written by financially sound and reputable insurance companies and in amounts as are customarily carried by Persons under similar circumstances.

      5.5 ENVIRONMENTAL MATTERS. Borrower shall at all times comply in all material respects with, and be responsible for, its obligations under all Environmental Laws applicable to its properties and assets and the operation of its business. At its sole cost and expense, Borrower shall
(i) comply in all material respects with (A) any notice of any violation or administrative or judicial order having been filed against it or any Property owned by it or used by it in the operation of its business alleging violations of any law, ordinance and/or regulation requiring such Person to take any action in connection with the release, transportation and/or clean-up of any Hazardous Materials, and (B) any notice from any Governmental Body or any other Person alleging that it is or may be liable for costs associated with a response or clean-up of any Hazardous Materials or any damages resulting from such release or transportation, or (ii) diligently contest in good faith by appropriate proceedings any demands set forth in such notices provided (A) reserves in an amount reasonably satisfactory to Bank to pay the costs associated with complying with any such notice are established and (B) no Lien would or will attach to the Property which is the subject of any such notice as a result of any compliance by it which is delayed during any such contest. Promptly upon receipt of any notice described in the foregoing clause (i), Borrower shall deliver to Bank a copy thereof.

      5.6 COMPLIANCE WITH LAWS. Borrower shall comply with all federal, state and local laws, ordinances, requirements and regulations and all judgments, orders, injunctions and decrees applicable to Borrower and its operations, the failure to comply with which could reasonably be expected to have a Material Adverse Effect.

      5.7 TAXES AND CLAIMS. Borrower shall pay and discharge all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any Property belonging to it, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a Lien (other than a Permitted Lien) upon its Property, provided that no Credit Party shall be required by this Section 5.11 to pay any such amount if the same is being contested diligently and in good faith by appropriate proceedings and as to which Borrower has set aside reserves on its books in accordance with GAAP.

      5.8 MAINTENANCE OF ACCOUNTS. Borrower shall maintain its primary operating and disbursement accounts with Bank under Bank's customary terms and conditions.

      5.9 FURTHER ASSURANCE. Borrower shall, and shall cause each of its Subsidiaries to, execute and deliver to Bank such additional documents as Bank reasonably may require from time to time to carry out the purposes of the Credit Documents and to protect Bank's rights thereunder, including, without limitation, taking such actions as are necessary or as Bank reasonably may request from time to time to ensure that the obligations of Borrower hereunder and under the other Credit Documents are guaranteed by all of the Subsidiaries of Borrower (including, promptly upon the acquisition or creation thereof, any Subsidiary acquired or created after the date hereof) by execution of a counterpart of the Subsidiary Guaranty.

                               ARTICLE VI

                           NEGATIVE COVENANTS
                           ------------------

      Until all of Borrower's Obligations are paid and performed in full, Borrower shall not, and shall not permit any of its Subsidiaries to, fail to comply with any of the following covenants:

      6.1 DEBT. Borrower shall not, and shall not permit any of its Subsidiaries to, create, incure, assume or suffer to exist any Debt except:

            (a)  Borrower's Obligations;

            (b)  other Debt existing on the date hereof and described on
      SCHEDULE 6.1 and any extension, renewal or refinancing thereof so long as the principal amount thereof is not increased;

            (c) guarantees of loans to its employees provided that the aggregate principal amount of all loans so guaranteed does not exceed $100,000 at any time;

            (d) Debt secured by Liens permitted by Section 6.2(d), and extensions, renewals and refinancings thereof; provided that the aggregate amount of all such Debt at any time outstanding shall not exceed $1,000,000;

            (e) unsecured Debt of Borrower to its Subsidiaries or of Borrower's Subsidiaries to Borrower provided that the aggregate principal amount of all Debt of Borrower's Subsidiaries to Borrower does not exceed $500,000 at any time;

            (f) Hedging Obligations incurred for bona fide hedging purposes and not for speculation;

            (g) any other unsecured Debt of Borrower which has subordination terms, covenants, pricing and other terms which have been approved in writing by Bank ("Subordinated Debt"); and

            (h) Acquired Debt of Borrower assumed in Acquisitions permitted under Section 6.3, in an aggregate amount not at any time exceeding $1,000,000.

      6.2 LIENS. Borrower shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except:

            (a) any Lien existing on the date of this Credit Agreement and disclosed in Schedule 6.2, and any extension, renewal or replacement of any such Lien so long as the principal amount of the Debt secured thereby is not increased and the scope of the Property subject to such Lien is not extended;

            (b) Liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and, in each case, for which it maintains adequate reserves; provided that no notice of Lien has been filed or recorded under the Code;

            (c) Liens arising in the ordinary course of business (such as (i) Liens of carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by law and (ii) Liens incurred in connection with worker's compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA) or in connection with surety bonds, bids, performance bonds and similar obligations) for sums not overdue or being contested in good faith by appropriate proceedings and not involving any deposits or advances or borrowed money or the deferred purchase price of property or services and, in each case, for which it maintains adequate reserves);

            (d)  subject to the limitation set forth in Section 6.1(d),
      (i) Liens arising in connection with Capitalized Leases (and attaching only to the property being leased), (ii) Liens existing on Property at the time of the acquisition thereof by any Credit Party (and not created in contemplation of such acquisition) and (iii) Liens that constitute purchase money security interests on any Property securing Debt incurred for the purpose of financing all or any part of the cost of acquiring such Property, provided that any such Lien attaches to such Property within 60 days of the acquisition thereof and attaches solely to the Property so acquired;

            (e) Liens in respect of judgments or awards with respect to which no Event of Default would exist pursuant to subsection 7.1.6;

            (f) easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of any Credit Party;

            (g)  Liens in favor of Bank;

            (h)  Liens securing Acquired Debt permitted by Section 6.1(h);
      and

            (i) the replacement, extension or renewal of any Lien permitted by clauses (a) or (h) above upon or in the same property theretofore subject thereto arising out of the extension, renewal or replacement of the Debt secured thereby (without increase in the principal amount thereof).

      6.3 NEGATIVE PLEDGES. Borrower shall not, and shall not permit any of its Subsidiaries to, suffer or permit to exist, or enter into, any agreement or commitment which would restrict or prohibit Borrower or any of its Subsidiaries from granting any Lien on any of its Property to Bank other than Property upon which Permitted Liens have been or are granted to secure Debt permitted under Section 6.1.

      6.4 MERGERS, CONSOLIDATIONS AND ACQUISITIONS. Borrower shall not, and shall not permit any of its Subsidiaries to, become a party to any merger or consolidation, or purchase or otherwise acquire all or substantially all of the assets or any stock of any class of, or any partnership or joint venture interest in, any other Person, except for (i) any such merger or consolidation of any Wholly-Owned Subsidiary of Borrower into Borrower or into any other Wholly-Owned Subsidiary of Borrower, (ii) any such purchase or other acquisition by Borrower or any Wholly-Owned Subsidiary of Borrower of the assets or stock of any Wholly-Owned Subsidiary of Borrower; and (iii) any Acquisition by Borrower or any Wholly-Owned Subsidiary where (A) the assets acquired (in the case of an asset purchase) are for use, or the Person acquired (in the case of any other Acquisition) is engaged, solely in a line or lines of business similar, ancillary or complementary to the business engaged in by Borrower on the date hereof, (B) immediately before and after giving effect to such Acquisition, no Event of Default or Incipient Default shall exist; and (C) in the case of the Acquisition of any Person, the Board of Directors of such Person has approved such acquisition. Notwithstanding the foregoing, it is expressly understood and agreed that Borrower may consummate the French Acquisition and the German Acquisition so long as immediately before and after giving effect thereto no Event of Default or Incipient Default shall exist.

      6.5 SALE OR TRANSFER OF ASSETS. Borrower shall not sell, lease, assign, transfer or otherwise dispose of Property (other than Property constituting inventory and Property that is regularly sold to customers in the ordinary course of business) having a net book value greater than $500,000 in the aggregate for all transactions unless otherwise agreed to in writing by the Bank, except that (i) the stock or other ownership interests of any Subsidiary of the Borrower may be sold or otherwise disposed of if such sale or disposition would not otherwise result in an Incipient Default or any Event of Default, and (ii) any Subsidiary of the Borrower may enter into a merger or consolidation as a means of effecting a disposition of its stock or ownership interests which would not result in an Incipient Default or Event of Default.

      6.6 RESTRICTED PAYMENTS. If any Incipient Default or Event of Default exists and is continuing or could reasonably be expected to result therefrom, Borrower shall not (i) make any dividend or distribution to any of its shareholders, (ii) purchase or redeem any of its capital stock or other equity interests or any warrants, options or other rights in respect thereof, (iii) pay any management fees or similar fees to any of its shareholders or any of its Affiliates, (iv) make any redemption, prepayment, defeasance or repurchase of any Subordinated Debt or (v) set aside funds for any of the foregoing.

      6.7 FUNDAMENTAL BUSINESS CHANGES; FISCAL YEAR. Borrower shall not materially change the nature of its business or change its Fiscal Year from a fiscal year ending September 30 of each year.

      6.8 AMENDMENT OF CERTAIN AGREEMENTS. Borrower shall not amend, modify or waive any term or provision of its articles or certificate of incorporation or its by-laws in any manner which could reasonably be expected to have a material adverse effect on the interests of Bank.

      6.9 TRANSACTIONS WITH AFFILIATES. Borrower shall not sell, lease, assign, transfer or otherwise dispose of any Property to any of its Affiliates, lease Property, render or receive services or purchase assets from any such Affiliate, or otherwise enter into any contractual relationship with any such Affiliate, except in the ordinary course of business on terms no less favorable to it than would be obtainable on an arm's-length basis by it from a Person who is not one of its Affiliates, provided, however, that in the event of any such sale, lease, assignment, transfer or any other disposal in the ordinary course of business the aggregate amount of receivables due to Borrower arising from any such sale, lease, assignment, transfer or any other disposal in the ordinary course of business may not exceed $500,000 at any time.

      6.10 MINIMUM TANGIBLE NET WORTH. Borrower shall not permit Tangible Net Worth to be less than $15,382,000 at the end of any Fiscal Quarter.


                               ARTICLE VII

                          DEFAULT AND REMEDIES
                          --------------------

      7.1 EVENTS OF DEFAULT. The occurrence of any of the following shall constitute an Event of Default under the Credit Documents:

            7.1.1DEFAULT IN PAYMENT. If Borrower shall fail to pay all or any portion of Borrower's Obligations when the same become due and payable.

            7.1.2BREACH OF COVENANTS.

            (a) If Borrower shall fail to observe or perform any covenant or agreement made by Borrower contained in Section 5.2, 5.4, 5.7 or in Article VI; or

            (b) If Borrower shall fail to observe or perform any covenant or agreement made by Borrower contained in Section 5.3 and such failure shall continue for a period of five (5) days; or

            (c) If Borrower or any other Credit Party shall fail to observe or perform any covenant or agreement (other than those referred to in subparagraphs (a) and (b) above or specifically addressed elsewhere in this Section 8.1) made by such Person in any of the Credit Documents to which such Person is a party, and such failure shall continue for a period of thirty (30) days.

            7.1.3BREACH OF WARRANTY. If any representation or warranty made by or on behalf of any Credit Party in or pursuant to any of the Credit Documents or in any instrument or document furnished in compliance with the Credit Documents shall prove to be false or misleading in any material respect.

            7.1.4DEFAULT UNDER OTHER DEBT. If (i) any Credit Party at any time shall be in default (as principal or guarantor or other surety) in the payment of any principal of or premium or interest on any Debt (other than Borrower's Obligations) beyond the grace period, if any, applicable thereto and the aggregate amount of such payments then in default beyond such grace period shall exceed $100,000 or (ii) any default shall occur in respect of any issue of Debt (other than Borrower's Obligations) of any Credit Party outstanding in a principal amount of at least $500,000, or in respect of any agreement or instrument relating to any such issue of Debt, and such default shall continue beyond the grace period, if any, applicable thereto, and the result thereof is to cause, or permit the holders of such Debt to cause, the acceleration of the maturity of such debt.

            7.1.5BANKRUPTCY.

            (a) If any Credit Party shall (i) generally not be paying its debts as they become due, (ii) file, or consent, by answer or otherwise, to the filing against it of a petition for relief or reorganization or arrangement or any other petition in bankruptcy or insolvency under the laws of any jurisdiction, (iii) make an assignment for the benefit of creditors, (iv) consent to the appointment of a custodian, receiver, trustee or other officer with similar powers for it or for any substantial part of its Property, or
      (v) be adjudicated insolvent.

            (b) If any Governmental Body of competent jurisdiction shall enter an order appointing, without the consent of such Credit Party, a custodian, receiver, trustee or other officer with similar powers with respect to any Credit Party or with respect to any substantial part of its Property, or if an order for relief shall be entered in any case or proceeding for liquidation or reorganization or otherwise to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of any Credit Party or if any petition for any such relief shall be filed against it and such petition shall not be dismissed or stayed within 60 days.

            7.1.6JUDGMENTS. If there shall be entered against Borrower one or more judgments, awards or decrees, or orders of attachment, garnishment or any other writ, which exceed $500,000 in the aggregate at any one time outstanding, excluding judgments, awards, decrees, orders or writs (i) for which there is full insurance (subject to deductibles approved by Bank) and with respect to which the insurer has assumed responsibility in writing, (ii) for which there is full indemnification (upon terms and by creditworthy indemnitors which are satisfactory to Bank) or (iii) which have been in force for less than the applicable period for filing an appeal so long as execution has not been levied thereunder (excluding, however, judgments for which an appeal has been filed on or prior to the expiration of an applicable filing period and a levy of an execution has been removed) or in respect of which Borrower shall at the time in good faith be prosecuting an appeal or proceeding for review and in respect of which a stay of execution or appropriate appeal bond shall have been obtained pending such appeal or review.

            7.1.7ERISA EVENTS. If any Termination Event shall occur and, as a result of such event or condition, together with all other such events or conditions, any Borrower or any ERISA Affiliate shall incur, or in the opinion of Bank be reasonably likely to incur, a liability to a Pension Plan or Multiemployer Plan or the PBGC (or any of them) which, in the reasonable judgment of Bank, could reasonably be expected to have a Material Adverse Effect.

            7.1.8SUBSIDIARY GUARANTY. If (i) the Subsidiary Guaranty shall cease to be in full force and effect with respect to any Subsidiary of Borrower or (ii) any Credit Party (other than Borrower), or any Person by, through or on behalf of such Credit Party, shall deny or disaffirm its obligations under the Subsidiary Guaranty or contest in any manner the validity, binding nature or enforceability of the Subsidiary Guaranty, in either case, except with respect to any Subsidiary the stock or ownership interests of which have been sold or otherwise disposed of by the Borrower or another Subsidiary, or which has been dissolved or liquidated, to the extent not otherwise prohibited by this Agreement.

            7.1.9CHANGE IN CONTROL. (i) Any Person or two or more Persons acting in concert (other than Borrower or one of its Subsidiaries) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Stock of Borrower (or other securities convertible into such Voting Stock) representing 30% or more of the combined voting power of all Voting Stock of Borrower; or (ii) during any period of up to 24 consecutive months, commencing after the date of this Credit Agreement, individuals who at the beginning of such period were directors of Borrower shall cease for any reason to constitute a majority of the board of directors of Borrower unless the election or nomination for election by Borrower's stockholders of each new director was approved by the vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.

      7.2 ACCELERATION OF BORROWER'S OBLIGATIONS. Upon the occurrence of:

            (a)  any Event of Default described in clauses (ii), (iii),
      (iv) and (v) of subsection 7.1.5(a) or in 7.1.5(b), the Commitments shall automatically terminate and all of Borrower's Obligations at that time outstanding automatically shall mature and become due, and

            (b) any other Event of Default, Bank, at any time, at its option, without further notice or demand, may declare all of Borrower's Obligations due and payable, whereupon the Commitments shall automatically terminate and all of Borrower's Obligations immediately shall mature and become due and payable, all without presentment, demand, protest or notice (other than notice of the declaration referred to in clause (b) above), all of which hereby are waived.

      7.3 REMEDIES ON DEFAULT. If Borrower's Obligations have been accelerated pursuant to Section 7.2, Bank may:

            7.3.1Enforce its rights and remedies under the Credit
      Documents in accordance with their respective terms; and/or

            7.3.2Enforce any of the rights or remedies accorded to Bank at equity or law, by virtue of statute or otherwise.

      7.4 APPLICATION OF FUNDS. Any funds received by Bank pursuant to the exercise of any rights accorded to Bank pursuant to, or by the operation of any of the terms of, any of the Credit Documents shall be applied to Borrower's Obligations in the following order of priority:

            7.4.1EXPENSES. First, to the payment of (i) all fees and expenses actually incurred, including, without limitation, court costs, fees of appraisers, costs of sale, and all other costs incurred by Bank in exercising any rights accorded to such Persons pursuant to the Credit Documents or by applicable law, including, without limitation, reasonable attorney's fees, and (ii) all Liens superior to the Liens, if any.

            7.4.2BORROWER'S OBLIGATIONS. Next, to the payment of Borrower's Obligations, in such order as Bank may determine.

            7.4.3SURPLUS. Any surplus, to the Person or Persons legally entitled thereto.

      7.5   PERFORMANCE OF BORROWER'S OBLIGATIONS.  If Borrower fails to
(i) maintain in force and pay for any insurance policy or bond which Borrower is required to provide pursuant to any of the Credit Documents,
(ii) keep its Property free from all Liens except for Permitted Liens,
(iii) pay when due all taxes, levies and assessments on or in respect of its Property, except as otherwise permitted pursuant to the terms hereof,
(iv) keep fully and perform promptly any other of the obligations of Borrower hereunder or under any of the other Credit Documents, or (v) keep fully and perform promptly the obligations of Borrower with respect to any issue of Debt secured by a Permitted Lien, then Bank may (but shall not be required to) procure and pay for such insurance policy or bond, pay, contest or settle such Liens or taxes or any judgments based thereon or otherwise make good any other aforesaid failure of Borrower. Borrower shall reimburse Bank immediately upon demand for all sums paid or advanced on behalf of Borrower for any such purpose, together with costs and expenses (including reasonable attorney's fees) paid or incurred by Bank in connection therewith and interest on all sums advanced from the date of advancement until repaid to Bank at the Default Rate. All such sums advanced by Bank, with interest thereon, immediately upon advancement thereof, shall be deemed to be part of Borrower's Obligations.


                              ARTICLE VIII

                         EXPENSES AND INDEMNITY
                         ----------------------

      8.1 ATTORNEY'S FEES AND OTHER FEES AND EXPENSES. Whether or not any of the transactions contemplated by this Credit Agreement shall be consummated, Borrower agrees to pay to Bank on demand all expenses incurred by Bank in connection with the transactions contemplated hereby (other than the fees and expenses of counsel retained by Bank in connection with the preparation and negotiation of the Credit Documents) including, without limitation:

            8.1.1FEES AND EXPENSES FOR ADMINISTRATION OF THE REVOLVING LOAN. All expenses and disbursements actually incurred by Bank in connection with the administration of the Revolving Loan.

            8.1.2FEES AND EXPENSES IN ENFORCEMENT OF RIGHTS OR DEFENSE OF CREDIT DOCUMENTS. Any expenses or other costs, including reasonable attorney's fees actually incurred by Bank in connection with the enforcement or collection against any Credit Party of any provision of any of the Credit Documents, and in connection with or arising out of any litigation, investigation or proceeding instituted by any Governmental Body or any other Person with respect to any of the Credit Documents, whether or not suit is instituted, including, but not limited to, such costs or expenses arising from the enforcement or collection against any Credit Party of any provision of any of the Credit Documents, in any workout or restructuring or in any state or federal bankruptcy or reorganization proceeding.

      8.2 INDEMNITY. Borrower agrees to indemnify and save Bank harmless of and from the following:

            8.2.1BROKERAGE FEES. The fees, if any, of brokers and finders engaged by Borrower.

            8.2.2GENERAL. Any loss, cost, liability, damage or expense (including reasonable attorneys' fees and expenses) incurred by Bank in investigating, preparing for, defending against, providing evidence, producing documents or taking other action in respect of any commenced or threatened litigation, administrative proceeding, suit instituted by any Person or investigation under any law, including any federal securities law, Bankruptcy Code, any relevant state corporate statute or any other securities law, bankruptcy law or law affecting creditors generally of any jurisdiction, or any regulation pertaining to any of the foregoing, or at common law or otherwise, relating, directly or indirectly, to the transactions contemplated by or referred to in, or any other matter related to, the Credit Documents, whether or not Bank is a party to such litigation, proceeding or suit, or is subject to such investigation, except to the extent of any gross negligence or willful misconduct of Bank.

            8.2.3JOINT VENTURERS. Any loss, cost, liability, damage or expense (including reasonable attorneys' fees and expenses) incurred in connection with the construction of Bank and Borrower as having the relationship of joint venturers or partners or the determination that Bank has acted as agent for Borrower.

            8.2.4ENVIRONMENTAL INDEMNITY. Any and all claims, losses, damages, response costs, clean-up costs and expenses suffered and/or incurred at any time by Bank arising out of or in any way relating to the existence at any time of any Hazardous Materials in, on, under, at, transported to or from, or used in the construction and/or renovation of, any of any Credit Party's Property, or otherwise with respect to any Environmental Law, and/or the failure of any Credit Party to perform its obligations and covenants hereunder with respect to environmental matters, including, but not limited to: (i) claims of any Persons for damages, penalties, response costs, clean-up costs, injunctive or other relief, (ii) costs of removal and restoration, including fees of attorneys and experts, and costs of reporting the existence of Hazardous Materials to any Governmental Body, and (iii) any expenses or obligations, including attorney's fees and expert witness fees, incurred at, before and after any trial or other proceeding before any Governmental Body or appeal therefrom whether or not taxable as costs, including, without limitation, witness fees, deposition costs, copying and telephone charges and other expenses, all of which shall be paid by Borrower to Bank when incurred by Bank.

                               ARTICLE IX

                              MISCELLANEOUS
                              -------------

      9.1 NOTICES. All notices and communications under this Credit Agreement shall be in writing and shall be (i) delivered in person, (ii) sent by telecopy, or (iii) mailed, postage prepaid, either by registered or certified mail, return receipt requested, or by overnight express carrier, addressed in each case as follows:

      To Borrower:     Landauer, Inc.
                       2 Science Road
                       Glenwood, Illinois  60424-1586
      Attention:       James M. O'Connell
                       Chief Financial Officer
      Telecopy No.:    (708) 755-7011

      Copy to:         Sidley Austin Brown & Wood LLP
                       10. S. Dearborn Street
                       Chicago, Illinois  60603
      Attention:       Larry A. Barden
      Telecopy No.:    (312) 853-7036

      To Bank:         LaSalle Bank National Association
                       135 South LaSalle Street, Suite 1125
                       Chicago, Illinois  60603
      Attention:       Scott Carbon
      Telecopy No.:    (312) 904-6150

      Copy to:         Bell, Boyd & Lloyd LLC
                       70 W. Madison Street
                       Suite 3300
                       Chicago, Illinois  60602
      Attention:       Michael L. Owen
      Telecopy No.:    (312) 345-9064

or to any other address or telecopy number, as to any of the parties hereto, as such party shall designate in a written notice to the other parties hereto. All notices sent pursuant to the terms of this Section 9.1 shall be deemed received (i) if personally delivered, then on the Business Day of delivery, (ii) if sent by telecopy before 2:00 p.m. Chicago time, on the day sent if a Business Day or if such day is not a Business Day or if sent after 2:00 p.m. Chicago time, then on the next Business Day, (iii) if sent by overnight, express carrier, on the next Business Day immediately following the day sent, or (iv) if sent by registered or certified mail, when actually received. Any notice by telecopy shall be followed by delivery on the next Business Day by overnight, express carrier or by hand.

      9.2 SURVIVAL OF CREDIT AGREEMENT; INDEMNITIES. All covenants, agreements, representations and warranties made in this Credit Agreement and in the certificates delivered pursuant hereto shall survive the making by Bank of the Advances and the execution and delivery to Bank of the Revolving Loan Note and of all other Credit Documents, and shall continue in full force and effect so long as any of Borrower's Obligations remain outstanding, unperformed or unpaid. Notwithstanding the repayment of all amounts due under the Credit Documents, the cancellation of the Revolving Loan Note and the release and/or cancellation of any and all of the Credit Documents, the obligations of Borrower to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in Section
8.2 shall survive until all applicable statute of limitations periods with respect to actions which may be brought against Bank has run.

      9.3 TAXES AND FEES. Should any tax (other than taxes based upon the net income of Bank), recording or filing fees become payable in respect of any of the Credit Documents, or any amendment, modification or supplement thereof, Borrower agrees to pay the same on demand, together with any interest or penalties thereon attributable to any delay by Borrower in meeting Bank's demand, and agrees to hold Bank harmless with respect thereto.

      9.4 SEVERABILITY. In the event that any provision of this Credit Agreement is deemed to be invalid by reason of the operation of any law or by reason of the interpretation placed thereon by any court or any other Governmental Body, as applicable, the validity, legality and enforceability of the remaining terms and provisions of this Credit Agreement shall not in any way be affected or impaired thereby, all of which shall remain in full force and effect, and the affected term or provision shall be modified to the minimum extent permitted by law so as to achieve most fully the intention of this Credit Agreement.

      9.5 WAIVER. No delay on the part of Bank in exercising any right, power or privilege hereunder shall operate as a waiver thereof, and no single or partial exercise of any right, power or privilege hereunder shall preclude other or further exercise thereof, or be deemed to establish a custom or course of dealing or performance between the parties hereto, or preclude the exercise of any other right, power or privilege.

      9.6 MODIFICATION OF CREDIT DOCUMENTS. No modification or waiver of any provision of any of the Credit Documents shall be effective unless the same shall be in writing and signed by Bank. Any such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in the same, similar or other circumstances.

      9.7 CAPTIONS. The headings in this Credit Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

      9.8 SUCCESSORS AND ASSIGNS. This Credit Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided that Borrower may not assign any of its rights or delegate any of its duties hereunder to any other Person.

      9.9 REMEDIES CUMULATIVE. All rights and remedies of Bank pursuant to this Credit Agreement, any other Credit Documents or otherwise, shall be cumulative and non-exclusive, and may be exercised singularly or concurrently. Bank shall not be required to prosecute collection, enforcement or other remedies against any Credit Party before proceeding against any other Credit Party or to enforce or resort to any security, liens, collateral, if any, or other rights of Bank. One or more successive actions may be brought against Borrower and/or any other Credit Party, either in the same action or in separate actions, as often as Bank deems advisable, until all of Borrower's Obligations are paid and performed in full.

      9.10 ENTIRE AGREEMENT; CONFLICT. This Credit Agreement and the other Credit Documents executed prior or pursuant hereto constitute the entire agreement among the parties hereto with respect to the transactions contemplated hereby or thereby and supersede any prior agreements, whether written or oral, relating to the subject matter hereof. In the event of a conflict between the terms and conditions set forth herein and the terms and conditions set forth in any other Credit Document, the terms and conditions set forth herein shall govern.

      9.11 APPLICABLE LAW. The Credit Documents shall be construed in accordance with and governed by the laws and decisions of the State of Illinois, without regard to conflict of laws principles. For purposes of this Section 9.11, the Credit Documents shall be deemed to be performed and made in the State of Illinois.

      9.12 JURISDICTION AND VENUE. BORROWER HEREBY AGREES THAT ALL ACTIONS OR PROCEEDINGS INITIATED BY BORROWER AND ARISING DIRECTLY OR INDIRECTLY OUT OF THE CREDIT DOCUMENTS SHALL BE LITIGATED IN EITHER THE SUPERIOR COURT OF COOK COUNTY, ILLINOIS OR IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS, OR IF BANK INITIATES SUCH ACTION, IN ADDITION TO THE FOREGOING COURTS, ANY COURT IN WHICH BANK SHALL INITIATE OR TO WHICH BANK SHALL REMOVE SUCH ACTION, TO THE EXTENT SUCH COURT HAS JURISDICTION. BORROWER HEREBY EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR PROCEEDING COMMENCED BY BANK IN OR REMOVED BY BANK TO ANY OF SUCH COURTS. BORROWER WAIVES ANY CLAIM THAT EITHER THE SUPERIOR COURT OF COOK COUNTY, ILLINOIS OR THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS IS AN INCONVENIENT FORUM OR AN IMPROPER FORUM BASED ON LACK OF VENUE. TO THE EXTENT PROVIDED BY LAW, SHOULD BORROWER, AFTER BEING SO SERVED, FAIL TO APPEAR OR ANSWER TO ANY SUMMONS, COMPLAINT, PROCESS OR PAPERS SO SERVED WITHIN THE NUMBER OF DAYS PRESCRIBED BY LAW AFTER THE MAILING THEREOF, BORROWER SHALL BE DEEMED IN DEFAULT AND AN ORDER AND/OR JUDGMENT MAY BE ENTERED BY THE COURT AGAINST BORROWER AS DEMANDED OR PRAYED FOR IN SUCH SUMMONS, COMPLAINT, PROCESS OR PAPERS. THE EXCLUSIVE CHOICE OF FORUM FOR BORROWER SET FORTH IN THIS SECTION 9.12 SHALL NOT BE DEEMED TO PRECLUDE THE ENFORCEMENT BY BANK OF ANY JUDGMENT OBTAINED IN ANY OTHER FORUM OR THE TAKING BY BANK OF ANY ACTION TO ENFORCE THE SAME IN ANY OTHER APPROPRIATE JURISDICTION, AND BORROWER HEREBY WAIVES THE RIGHT TO COLLATERALLY ATTACK ANY SUCH JUDGMENT OR ACTION.

      9.13 WAIVER OF RIGHT TO JURY TRIAL. BANK AND BORROWER ACKNOWLEDGE AND AGREE THAT ANY CONTROVERSY WHICH MAY ARISE UNDER ANY OF THE CREDIT DOCUMENTS OR WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED THEREBY WOULD BE BASED UPON DIFFICULT AND COMPLEX ISSUES AND, THEREFORE, THE PARTIES AGREE THAT ANY LAWSUIT ARISING OUT OF ANY SUCH CONTROVERSY WILL BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

      9.14 CONSEQUENTIAL DAMAGES. Neither Bank nor any attorney of Bank shall be liable to Borrower for consequential damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Borrower's Obligations.

      9.15 COUNTERPARTS. This Credit Agreement may be executed by the parties hereto in several counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute one and the same agreement.

      9.16 NO FIDUCIARY RELATIONSHIP. No provision in this Credit Agreement or in any other Credit Document, and no course of dealing among the parties hereto, shall be deemed to create any fiduciary duty by Bank to Borrower.

      9.17 SALE OF NOTE; PARTICIPATIONS. Bank may assign to one or more banks or other Persons all or any part of, or may grant participations to one or more banks or other Persons in, its right, title and interest in the Revolving Loan, this Credit Agreement, the other Credit Documents, or any of them, and to the extent of any such assignment or participation (unless otherwise stated therein) the assignee or participant of such assignment or participation shall have the same rights, benefits and obligations hereunder and thereunder as Bank would have hereunder, and, to the extent of any such assignment, Bank shall be relieved of its obligations hereunder.




            [remainder of this page intentionally left blank]

      IN WITNESS WHEREOF, this Credit Agreement has been executed and delivered by each of the parties hereto by a duly authorized officer of each such party on the date first set forth above.


                             LANDAUER, INC.,
                             a Delaware corporation

                             By:
                                   ------------------------------

                             Name:
                                   ------------------------------

                             Title:
                                   ------------------------------




                             LASALLE BANK NATIONAL ASSOCIATION,
                             a national banking association

                             By:
                                   ------------------------------

                             Name:
                                   ------------------------------

                             Title:
                                   ------------------------------

                             EXHIBIT 1.1(A)

                     FORM OF COMPLIANCE CERTIFICATE



                             (See Attached)

                         COMPLIANCE CERTIFICATE


                             LANDAUER, INC.

                            ___________, ____




LaSalle Bank National Association
135 South LaSalle Street
Chicago, Illinois  60603
Attention: Scott Carbon

Ladies and Gentlemen:

      Reference is made to the Credit Agreement dated as of April 13, 2004 (as amended, the "Credit Agreement") between the undersigned, Landauer, Inc., and LaSalle Bank National Association. Capitalized terms used but not elsewhere defined herein shall have the respective meanings ascribed to such terms in the Credit Agreement.

      The undersigned hereby certifies that the following is a true and correction computation as at _______________, _____ (the "Computation Date") of Borrower's Tangible Net Worth. The following calculations are made on a consolidated basis for Borrower and its Subsidiaries in accordance with GAAP consistently applied.

I.    SECTION 6.10 - MINIMUM TANGIBLE NET WORTH (FISCAL QUARTER ENDS ONLY)

(A)   Tangible Net Worth:                                 $_________

(B)   Minimum Tangible Net Worth under SECTION 6.10:      $_________

      Borrower hereby further certifies and warrants to you that:

      (1) the undersigned is the Chief Financial Officer of Borrower as of the date hereof;

      (2) the representations and warranties of Borrower set forth in the Credit Documents are true and correct as of the date hereof; and

      (3) no Event of Default or Incipient Default presently exists and is continuing.

      The foregoing certifications are made by _______________, in his/her capacity as the acting Chief Financial Officer of Borrower, from his/her personal knowledge, after due inquiry and with full knowledge that Bank will rely thereon.


                             LANDAUER, INC.,
                             a Delaware corporation


                             By:
                                   ------------------------------

                             Name:
                                   ------------------------------

                             Title:
                                   ------------------------------

                             EXHIBIT 1.1(B)

                     FORM OF EURIBOR ELECTION NOTICE



                             (See Attached)

                         EURIBOR ELECTION NOTICE



                             LANDAUER, INC.

                            __________, ____



LaSalle Bank National Association
135 South LaSalle Street
Chicago, Illinois  60603
Attention: Scott Carbon

Ladies and Gentlemen:

      Reference is made to the Credit Agreement dated as of April 13, 2004 (as amended, the "Credit Agreement") between the undersigned, Landauer, Inc., and LaSalle Bank National Association. Capitalized terms used but not elsewhere defined herein shall have the respective meanings ascribed to such terms in the Credit Agreement.

      Borrower hereby irrevocably requests that Bank:

      . disburse as a Euro Loan, on _______________, _____, the Equivalent in Euros of $__________ of the Advance being requested pursuant to the Notice of Borrowing of even date herewith for an interest period of __________ months;

      . continue as a Euro Loan, on _______________, _____, the Euro Loan in the Equivalent in Euros of $__________ now bearing interest determined by reference to a EURIBO Rate for an additional interest period of _______________ months;

      .     redenominate to Euros, on _______________, _____, $_________ of
            the Principal Balance now bearing interest determined by reference to the Base Rate, such Euro Loan to bear interest determined by reference to the EURIBO Rate for an interest period of _______________ months.


                             LANDAUER, INC.,
                             a Delaware corporation


                             By:
                                   ------------------------------

                             Name:
                                   ------------------------------

                             Title:
                                   ------------------------------

                             EXHIBIT 1.1(C)

                      FORM OF LIBOR ELECTION NOTICE



                             (See Attached)

                          LIBOR ELECTION NOTICE



                             LANDAUER, INC.

                            ___________, ____



LaSalle Bank National Association
135 South LaSalle Street
Chicago, Illinois  60603
Attention: Scott Carbon

Ladies and Gentlemen:

      Reference is made to the Credit Agreement dated as of April 13, 2004 (as amended, the "Credit Agreement") between the undersigned, Landauer, Inc., and LaSalle Bank National Association. Capitalized terms used but not elsewhere defined herein shall have the respective meanings ascribed to such terms in the Credit Agreement.

      Borrower hereby irrevocably requests that Bank:

      .     disburse as a LIBOR Loan, on _______________, _____,
            $__________ of the Advance being requested pursuant to the Notice of Borrowing of even date herewith for an interest period of __________ months;

      . continue as a LIBOR Loan, on _______________, _____, the $__________ LIBOR Loan now bearing interest determined by reference to a LIBO Rate for an additional interest period of _______________ months;

      .     convert to a LIBOR Loan, on _______________, _____, $__________
            of the $__________ portion of the Principal Balance now bearing determined by reference to the Base Rate, such LIBOR Loan to bear interest determined by reference to the LIBO Rate for an interest period of _______________ months.


                             LANDAUER, INC.,
                             a Delaware corporation


                             By:
                                   ------------------------------

                             Name:
                                   ------------------------------

                             Title:
                                   ------------------------------

                             EXHIBIT 1.1(D)

                       FORM OF NOTICE OF BORROWING



                             (See Attached)

                NOTICE OF BORROWING/DISBURSEMENT REQUEST



                             LANDAUER, INC.


                            ___________, ____



LaSalle Bank National Association
135 South LaSalle Street
Chicago, Illinois  60603
Attention: Scott Carbon

Ladies and Gentlemen:

      Reference is made to the Credit Agreement dated as of April 13, 2004 (as amended, the "Credit Agreement") between the undersigned, Landauer, Inc., and LaSalle Bank National Association. Capitalized terms used but not elsewhere defined herein shall have the respective meanings ascribed to such terms in the Credit Agreement.

      Borrower hereby notifies Lender that on the date hereof, Borrower desires to borrow an Advance in the principal amount of $__________. Borrower hereby directs Lender to disburse such principal amount in accordance with the payment instructions attached hereto as EXHIBIT A. Borrower acknowledges and agrees that even though a portion of the disbursements described on Exhibit A may be directed to entities other than Borrower, receipt of such disbursements by the applicable payees shall constitute receipt of such disbursements by Borrower.

      Borrower acknowledges that this Notice of Borrowing/Disbursement Request and acceptance by Borrower of the proceeds of the disbursements contemplated hereby constitute a representation and warranty that the conditions contained in the Credit Agreement have been satisfied in all material respects.

                             Very truly yours,



                             LANDAUER, INC.,
                             a Delaware corporation


                             By:
                                   ------------------------------

                             Name:
                                   ------------------------------

                             Title:
                                   ------------------------------

                                EXHIBIT A


ENTITY, PAYMENT INSTRUCTIONS                  AMOUNT

                                              $__________



By Wire Transfer to:

Bank Name:
            ------------------------------

Bank Address:
            ------------------------------


ABA No.:
            ------------------------------

Acct. No.:
            ------------------------------

Acct. Name:
            ------------------------------

Attention:
            ------------------------------

Telephone:
            ------------------------------

                             EXHIBIT 1.1(E)


                       FORM OF REVOLVING LOAN NOTE





                             (See Attached)

                           REVOLVING LOAN NOTE



April 13, 2004
Chicago, Illinois                                   $25,000,000.00

      FOR VALUE RECEIVED, the undersigned, LANDAUER, INC., a Delaware corporation ("Maker"), promises to pay to the order of LASALLE BANK NATIONAL ASSOCIATION, a national banking association ("Bank"), at the principal office of Bank in Chicago, Illinois, the principal amount of TWENTY-FIVE MILLION AND NO/100THS DOLLARS ($25,000,000) or, if less, the aggregate unpaid amount of all Advances made to the undersigned by Bank pursuant to the Credit Agreement referred to below (as shown in the records of Bank), such principal amount to be payable on the dates set forth in the Credit Agreement.

      Maker further promises to pay interest on the unpaid principal amount of each Advance from the date such Advance is made until the date the Revolving Loan is paid in full, payable at the rate(s) and at the time(s) set forth in the Credit Agreement. Payments of both principal and interest are to be made in lawful money of the United States of America.

      This Note evidences indebtedness incurred under, and is subject to the terms and provisions of, the Credit Agreement dated as of April 13, 2004 (as amended or otherwise modified from time to time, the "Credit Agreement") between Maker and Bank to which Credit Agreement reference is hereby made for a statement of the terms and provisions under which this Note may or must be paid prior to its due date or its due date accelerated.

Capitalized terms used but not elsewhere defined in this Note shall have the respective meanings ascribed to such terms in the Credit Agreement.

      This Note is made under and governed by the laws of the State of Illinois applicable to contracts made and to be performed entirely within such State.


                             LANDAUER, INC.


                             By:
                                   ------------------------------

                             Name:
                                   ------------------------------

                             Title:
                                   ------------------------------

                             EXHIBIT 1.1(F)


                       FORM OF SUBSIDIARY GUARANTY



                             (See Attached)


                                GUARANTY

This GUARANTY (this "Guaranty") dated as of April 13, 2004, is made by and among the Subsidiaries (as hereinafter defined) organized under the laws of the United States or a political subdivision thereof of Landauer, Inc., a Delaware corporation ("Borrower"), from time to time parties hereto (each, a "Guarantor"), and collectively, "Guarantors"), in favor of LaSalle Bank National Association, a national banking association ("Bank").

                                RECITALS:

      A. Borrower and Bank entered into that certain Credit Agreement dated as of April 13, 2004 (such Credit Agreement, as the same may be amended, supplemented, modified or restated from time to time, hereinafter is referred to as the "Credit Agreement") pursuant and subject to the terms and conditions of which Bank has agreed to make loans and other financial accommodations to Borrower.

      B. Each Guarantor is a wholly-owned Subsidiary of Borrower organized under the laws of the United States or a political subdivision thereof. Accordingly, each Guarantor has a direct financial interest in inducing Bank to enter into the Credit Agreement.

      C. One of the conditions precedent to the obligations of Bank under the Credit Agreement is that each Guarantor shall have executed and delivered to Bank a counterpart of this Guaranty.

      NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, each Guarantor hereby agrees as follows:

      1. DEFINITIONS. All capitalized terms used but not elsewhere defined herein shall have the respective meanings ascribed to such terms in the Credit Agreement.

      2. GUARANTY OF PAYMENT. Each Guarantor hereby jointly and severally, unconditionally and irrevocably guarantees to Bank the full and complete payment when due, whether at stated maturity or by acceleration or otherwise, of the Debt of Borrower arising under the Credit Agreement and the other Credit Documents. Each Guarantor agrees that this Guaranty is a present and continuing guaranty of payment and not of collectibility, and that Bank shall not be required to prosecute collection, enforcement or other remedies against Borrower, any other Guarantor or any other Person before calling such Guarantor for payment. The obligations of each Guarantor hereunder and under any of the other Credit Documents to which any Guarantor is subject hereinafter are referred to as such Guarantor's "Obligations." Notwithstanding any provisions of this Guaranty to the contrary, it is intended that this Guaranty not constitute a "Fraudulent Conveyance" (as defined below). Consequently, each Guarantor agrees that if this Guaranty would, but for the application of this sentence, constitute a Fraudulent Conveyance, this Guaranty shall be valid and enforceable only to the maximum extent that would not cause this Guaranty to constitute a Fraudulent Conveyance, and this Guaranty shall automatically be deemed to have been amended accordingly at all relevant times. For purposes hereof, "Fraudulent Conveyance" means a fraudulent conveyance under Section 548 of Bankruptcy Code or a fraudulent conveyance or fraudulent transfer under the provisions of any applicable fraudulent conveyance or fraudulent transfer law, order, ruling, decision or similar law, order, ruling or decision binding upon any Guarantor of any foreign, federal, state, municipal or other government, or any department, commission, board, bureau, agency, public authority or instrumentality thereof or any court or arbitrator (each, a "Governmental Body"), as in effect from time to time.

      3. CONTINUING GUARANTY. Each Guarantor agrees that such Guarantor's Obligations shall be primary obligations of such Guarantor, shall not be subject to any counterclaim, set-off, abatement, deferment or defense based upon any claim that such Guarantor may have against Bank, Borrower, any other Guarantor or any other Person, and shall remain in full force and effect without regard to, and shall not be released, discharged, limited or affected in any way by any circumstance or condition (whether or not such Guarantor shall have any knowledge thereof), including, without limitation:

            (a) any lack of validity or enforceability of the Credit Agreement or any of the other Credit Documents;

            (b) any termination, restatement, amendment, modification or other change in the Credit Agreement or any of the other Credit Documents;

            (c) any furnishing, exchange, substitution or release of any collateral, if any, or any failure to perfect any lien in any collateral, if any, given to secure the Debt of Borrower arising under the Credit Agreement and the other Credit Documents;

            (d) any failure, omission or delay on the part of Borrower, Bank, or any other Guarantor to conform or comply with any term of the Credit Agreement or any of the other Credit Documents or any failure of Bank to give notice of any Event of Default or any Incipient Default;

            (e) any waiver, compromise, release, settlement or extension of time of payment or performance or observance of any of the obligations or agreements contained in the Credit Agreement or any of the other Credit Documents;

            (f) any action or inaction by Bank under or in respect of the Credit Agreement or any of the other Credit Documents, any failure, lack of diligence, omission or delay on the part of Bank to enforce, assert or exercise any right, power or remedy conferred on Bank in the Credit Agreement or any of the other Credit Documents, or any other action or inaction on the part of Bank;

            (g) any voluntary or involuntary bankruptcy, insolvency, reorganization, arrangement, readjustment, assignment for the benefit of creditors, composition, receivership, liquidation, marshalling of assets and liabilities or similar events or proceedings with respect to any Guarantor, Borrower or any other Person or any of their respective properties or creditors, or any action taken by any trustee or receiver or by any court in any such proceeding;

            (h) any merger or consolidation of Borrower, any Guarantor or any other Person into or with any Person, or any sale, lease or transfer of any of the assets of Borrower, any Guarantor or any other Person to any other Person;

            (i) any change in the ownership of any of the capital stock of or other equity interests in Borrower or any Guarantor or any change in the relationship between any Guarantor and Borrower or any other Guarantor, or any termination of any such relationship;

            (j) any release or discharge by operation of law of any Guarantor or of Borrower from any obligation or agreement contained in the Credit Agreement or any of the other Credit Documents;

            (k) any other occurrence, circumstance, happening or event, whether similar or dissimilar to the foregoing and whether foreseen or unforeseen, which otherwise might constitute a legal or equitable defense or discharge of the liabilities of a guarantor or surety or which otherwise might limit recourse against any Guarantor or Borrower;

            (l) any election by Bank in any proceeding instituted under Chapter 11 of Bankruptcy Code;

            (m) any borrowing or grant of a security interest by Borrower, any Guarantor or any other Person, as debtor-in-possession, or extension of credit, under Bankruptcy Code;

            (n) the disallowance, under Bankruptcy Code, of all or any portion of Bank's claim(s) for repayment of the Debt of Borrower arising under the Credit Agreement and the other Credit Documents or of such Guarantor's Obligations;

            (o)  any use of cash collateral under Bankruptcy Code, and

            (p) any agreement or stipulation as to the provision of adequate protection in any bankruptcy proceeding.

      4. WAIVERS. Each Guarantor unconditionally waives, to the extent permitted by law, (i) notice of any of the matters referred to in SECTION 3 above, (ii) all notices which may be required by statute, rule of law or otherwise, now or hereafter in effect, to preserve intact any rights against such Guarantor, including, without limitation, any demand, presentment and protest, proof of notice of non-payment under any of the Credit Documents and notice of any Incipient Default, any Event of Default or any failure on the part of any Guarantor or Borrower to perform or comply with any covenant, agreement, term or condition of the Credit Agreement or any of the other Credit Documents, (iii) any right to the enforcement, assertion or exercise against any Guarantor or Borrower of any right or remedy conferred under the Credit Agreement or any of the other Credit Documents, (iv) any requirement of diligence on the part of any Person, (v) any requirement to exhaust any remedies or to mitigate the damages resulting from any default under the Credit Agreement or any of the other Credit Documents, and (vi) any notice of any sale, transfer or other disposition of any right, title or interest of Bank, under the Credit Agreement or any of the other Credit Documents.

      5. SUBORDINATION. Each Guarantor agrees that any and all present and future debts and obligations of Borrower or any other Guarantor to such Guarantor hereby are subordinated to the claims of Bank and Bank hereby are assigned by such Guarantor to Bank, as security for the payment and performance of the Debt of Borrower arising under the Credit Agreement and the other Credit Documents.

      6. REINSTATEMENT. The obligations of each Guarantor pursuant to this Guaranty shall continue to be effective or automatically be reinstated, as the case may be, if at any time payment of any of the Debt of Borrower arising under the Credit Agreement and the other Credit Documents is rescinded or otherwise must be restored or returned by Bank upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Guarantor or Borrower or for any other reason, all as though such payment had not been made.

      7. REPRESENTATIONS AND WARRANTIES. Each Guarantor represents and warrants to Bank that (i) it is fully informed as to the nature and extent of the transactions contemplated by the Credit Agreement and the other Credit Documents, (ii) it has received a copy of the Credit Agreement and the other Credit Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own decision and analysis to enter into this Guaranty and (iii) the representations and warranties made by Borrower in the Credit Agreement with respect to such Guarantor are true and correct in all material respects.

      8. COVENANTS. Until all Debt of Borrower arising under the Credit Agreement and the other Credit Documents and all of each Guarantor's Obligations are paid and performed in full, and the commitments to extend credit under the Credit Agreement have been terminated, each Guarantor agrees that it will observe, perform and comply with all covenants contained in SECTION 5 and SECTION 6 of the Credit Agreement with which Borrower has agreed to cause such Guarantor to observe, perform or comply.

      9. REMEDIES ON DEFAULT. If any Event of Default occurs and is continuing, (i) each Guarantor shall pay such Guarantor's Obligations in full, immediately upon demand and (ii) Bank at its option, may enforce its rights and remedies under this Guaranty in accordance with its terms and enforce any other rights or remedies accorded to Bank at equity or law, by virtue of statute or otherwise. Each Guarantor agrees that Bank has all rights of set-off and bankers' lien provided by applicable law, and in addition thereto, each Guarantor agrees that at any time any Event of Default occurs and is continuing, Bank may apply to the payment of any obligations of such Guarantor hereunder, whether or not then due, any and all balances, credits, deposits, accounts or moneys of such Guarantor then or thereafter with Bank.

      10. SUCCESSORS AND ASSIGNS. This Guaranty shall inure to the benefit of Bank and its successors and assigns. This Guaranty shall be binding on each Guarantor and its successors and assigns, and shall continue in full force and effect until all Debt of Borrower arising under the Credit Agreement and the other Credit Documents and each Guarantor's Obligations are paid and performed in full and the commitments to extend credit under the Credit Agreement have been terminated. Notwithstanding the foregoing, no Guarantor may assign all or any of its obligations hereunder.

      11. NO WAIVER OF RIGHTS. Neither any delay in exercising, nor any failure on the part of Bank to exercise any right, power or privilege under this Guaranty, the Credit Agreement or any of the other Credit Documents shall operate as a waiver thereof, and no single or partial exercise of any right, power or privilege shall preclude any other or further exercise thereof or the exercise of any other power or right, or be deemed to establish a custom or course of dealing or performance among the parties hereto. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law. No notice to or demand on any Guarantor in any case shall entitle such Guarantor to any other or further notice or demand in the same, similar or any other circumstance.

      12. MODIFICATION. The terms of this Guaranty may be waived, discharged or terminated only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought. No amendment, modification, waiver or other change of any of the terms of this Guaranty shall be effective without the prior written consent of Bank and the Guarantors.

      13. COSTS AND EXPENSES. Each Guarantor agrees to pay on demand all documented costs and expenses incurred by or on behalf of Bank (including, without limitation, reasonable attorneys' fees and expenses) in enforcing such Guarantor's Obligations.

      14. GOVERNING LAW. This Guaranty shall be a contract made under and governed by the internal laws of the State of Illinois applicable to contracts made and to be performed entirely within such State.

      15. FORUM SELECTION AND CONSENT TO JURISDICTION. EACH GUARANTOR HEREBY AGREES THAT ALL ACTIONS OR PROCEEDINGS INITIATED BY SUCH GUARANTOR AND ARISING DIRECTLY OR INDIRECTLY OUT OF THE CREDIT DOCUMENTS SHALL BE LITIGATED IN EITHER THE SUPERIOR COURT OF COOK COUNTY, ILLINOIS OR IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS, OR IF BANK INITIATES SUCH ACTION, IN ADDITION TO THE FOREGOING COURTS, ANY COURT IN WHICH BANK SHALL INITIATE OR TO WHICH BANK SHALL REMOVE SUCH ACTION, TO THE EXTENT SUCH COURT HAS JURISDICTION. EACH GUARANTOR HEREBY EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR PROCEEDING COMMENCED BY BANK IN OR REMOVED BY BANK TO ANY OF SUCH COURTS, AND HEREBY AGREES THAT PERSONAL SERVICE OF THE SUMMONS AND COMPLAINT, OR OTHER PROCESS OR PAPERS ISSUED THEREIN MAY BE SERVED IN THE MANNER PROVIDED FOR NOTICES HEREIN, AND AGREES THAT SERVICE OF SUCH SUMMONS AND COMPLAINT OR OTHER PROCESS OR PAPERS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH GUARANTOR AT THE ADDRESS TO WHICH NOTICES ARE TO BE SENT TO BORROWER PURSUANT TO SECTION 9.1 OF THE CREDIT AGREEMENT. EACH GUARANTOR WAIVES ANY CLAIM THAT EITHER THE SUPERIOR COURT OF COOK COUNTY, ILLINOIS OR THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS IS AN INCONVENIENT FORUM OR AN IMPROPER FORUM BASED ON LACK OF VENUE. TO THE EXTENT PROVIDED BY LAW, SHOULD ANY GUARANTOR, AFTER BEING SO SERVED, FAIL TO APPEAR OR ANSWER TO ANY SUMMONS, COMPLAINT, PROCESS OR PAPERS SO SERVED WITHIN THE NUMBER OF DAYS PRESCRIBED BY LAW AFTER THE MAILING THEREOF, SUCH GUARANTOR SHALL BE DEEMED IN DEFAULT AND AN ORDER AND/OR JUDGMENT MAY BE ENTERED BY THE COURT AGAINST SUCH GUARANTOR AS DEMANDED OR PRAYED FOR IN SUCH SUMMONS, COMPLAINT, PROCESS OR PAPERS. THE EXCLUSIVE CHOICE OF FORUM FOR GUARANTOR SET FORTH IN THIS SECTION 15 SHALL NOT BE DEEMED TO PRECLUDE THE ENFORCEMENT BY BANK OF ANY JUDGMENT OBTAINED IN ANY OTHER FORUM OR THE TAKING BY BANK OF ANY ACTION TO ENFORCE THE SAME IN ANY OTHER APPROPRIATE JURISDICTION, AND EACH GUARANTOR HEREBY WAIVES THE RIGHT TO COLLATERALLY ATTACK ANY SUCH JUDGMENT OR ACTION.

      16. WAIVER OF RIGHT TO JURY TRIAL. BANK AND EACH GUARANTOR ACKNOWLEDGE AND AGREE THAT ANY CONTROVERSY WHICH MAY ARISE UNDER ANY OF THE CREDIT DOCUMENTS OR WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED THEREBY WOULD BE BASED UPON DIFFICULT AND COMPLEX ISSUES AND, THEREFORE, THE PARTIES AGREE THAT ANY LAWSUIT ARISING OUT OF ANY SUCH CONTROVERSY WILL BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

      17. NO JOINDER. Each Guarantor agrees that any action to enforce this Guaranty may be brought against such Guarantor without any reimbursement or joinder of Borrower in such action.

      18. SEVERABILITY. In the event that any provision of this Guaranty is deemed to be invalid by reason of the operation of any law, or by reason of the interpretation placed thereon by any court or any Governmental Body, as applicable, the validity, legality and enforceability of the remaining terms and provisions of this Guaranty shall not in any way be affected or impaired thereby, all of which shall remain in full force and effect, and the affected term or provision shall be modified to the minimum extent permitted by law so as to achieve most fully the intention of this Guaranty.

      19. COUNTERPARTS. This Guaranty may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

      20. SUBORDINATION OF SUBROGATION RIGHTS. Each Guarantor unconditionally and irrevocably (i) subordinates all rights it may have to be subrogated to the rights of Bank as a result of any claim or payment made on or in respect of this Guaranty to the prior payment in full of the Debt of Borrower arising under the Credit Agreement and the other Credit Documents and (ii) waives any defense based upon an election of remedies by Bank which destroys or otherwise impairs any subrogation rights of such Guarantor and/or the right of such Guarantor to proceed against Borrower for reimbursement.

      21. NO FOREIGN GUARANTORS. No Subsidiary of Borrower organized under the laws of a jurisdiction other than the United States or a political subdivision thereof shall be required to become a Guarantor under this Guaranty.




            [remainder of this page intentionally left blank]

      The undersigned, a Subsidiary of Landauer, Inc., a Delaware corporation ("Borrower"), in witness of and intending to be bound by the foregoing Guaranty (the "Guaranty") made by various Subsidiaries of Borrower in favor of LaSalle Bank National Association, a national banking association ("Bank"), in respect of the obligations of Borrower under the Credit Agreement described in such Guaranty, hereby joins with and into the Guaranty and executes and delivers to Bank this counterpart signature page to the Guaranty.


                             ____________________________________


                             By:
                                   ------------------------------

                             Name:
                                   ------------------------------

                             Title:
                                   ------------------------------

                              SCHEDULE 4.3


                              SUBSIDIARIES



                      (To be prepared by Borrower)

                              SCHEDULE 6.1


                                  DEBT



                      (To be prepared by Borrower)

                              SCHEDULE 6.2


                                  LIENS



                      (To be prepared by Borrower)